EXHIBIT 10.1

EXECUTION COPY

281 Albany street
CAMBRIDGE, MASSACHUSETTS

LEASE SUMMARY SHEET

Execution Date:	March 12, 2020
Tenant:	Intellia Therapeutics, Inc., a Delaware corporation
Tenant’s Mailing Address:	40 Erie Street Cambridge, Massachusetts 02139
Landlord:	281-295 Albany Street Leasehold LLC, a Massachusetts limited liability company
Building:

281 Albany Street, Cambridge, Massachusetts.  The Building consists of approximately 39,000 rentable square feet, subject to re-measurement as set forth in Section 25.16 below.  The land on which the Building is located (the “Land”) is more particularly described in Exhibit 1 attached hereto and made a part hereof.  The Building and the Land are collectively hereinafter referred to as the “Property”).

Premises:

Approximately 39,000 rentable square feet of space on the first (1st) and second (2nd) floors of the Building subject to re-measurement as set forth in Section 25.16 below, as more particularly shown on Exhibit 2 attached hereto and made a part hereof.  The Premises constitute one hundred percent (100%) of the rentable area of the Building.

Commencement Date:

The date on which the Premises are delivered to Tenant with Landlord’s Base Building Work (as hereinafter defined) Substantially Completed (as hereinafter defined). The Commencement Date is estimated to occur on October 1, 2020.

Rent Commencement Date:

The earlier of (a) the date Tenant occupies the Premises for the Permitted Use and (b) the date that is six (6) months after the Commencement Date, subject to adjustment as set forth in Section 3.1 or 19.2 below.

Expiration Date:	The last day of the tenth (10th) Rent Year.[1]
Extension Term(s):	Subject to Section 1.2 below, two (2) extension terms of five (5) years each.

[1]

For the purposes of this Lease, the first “Rent Year” shall be defined as the period commencing as of the Rent Commencement Date and ending on the last day of the month in which the first (1st) anniversary of the Rent Commencement Date occurs; provided, however, if the Rent Commencement Date occurs on the first day of a calendar month, then the first Rent Year shall expire on the day immediately preceding the first (1st) anniversary of the Rent Commencement Date.  Thereafter, “Rent Year” shall be defined as any subsequent twelve (12) month period during the term of this Lease.

TI Allowance:

Subject to the terms of the Work Letter attached hereto as Exhibit 3, Four Million Four Hundred Twenty Six Thousand Five Hundred and 00/100 Dollars ($4,426,500.00), subject to adjustment as a result of re-measurement as set forth in Section 25.16 below.

Permitted Uses:	Subject to Legal Requirements (hereinafter defined), general office, research, development and laboratory uses and uses accessory thereto in proportions consistent with the design of the Building.

Base Rent:	RENT YEAR	ANNUAL BASE RENT	MONTHLY PAYMENT	$/RSF
	1	$3,861,000.00	$321,750.00	$99.00
	2	$3,975,660.00	$331,305.00	$101.94
	3	$4,093,830.00	$341,152.50	$104.97
	4	$4,215,510.00	$351,292.50	$108.09
	5	$4,340,700.00	$361,725.00	$111.30
	6	$4,469,790.00	$372,482.50	$114.61
	7	$4,602,780.00	$383,565.00	$118.02
	8	$4,739,670.00	$394,972.50	$121.53
	9	$4,880,460.00	$406,705.00	$125.14
	10	$5,025,930.00	$418,827.50	$128.87

The Base Rent for each Extension Term shall be calculated as set forth in Section 1.2 hereof.
Operating Costs and Taxes:	See Sections 5.2 and 5.3
Security Deposit/ Letter of Credit:	Subject to Section 7.1 below, $1,911,000.00.

2

TABLE OF CONTENTS

1.	LEASE GRANT; TERM; APPURTENANT RIGHTS; EXCLUSIONS		1

	1.1	Lease Grant	1
	1.2	Extension Terms.	1
	1.3	Notice of Lease	2
	1.4	Appurtenant Rights.	3
	1.5	Tenant’s Access.	5
	1.6	Exclusions	6
2.	RIGHTS RESERVED TO LANDLORD		6

	2.1	Additions and Alterations	6
	2.2	Additions to the Property.	6
	2.3	Name and Address of Building	7
	2.4	Landlord’s Access	7
	2.5	Pipes, Ducts and Conduits	8
	2.6	Minimize Interference	9
	2.7	Construction in Vicinity	9
3.	CONDITION OF PREMISES; CONSTRUCTION.		9

	3.1	Landlord’s Base Building Work	9
	3.2	Tenant Improvements	10
	4.	USE OF PREMISES	11
	4.1	Permitted Uses	11
	4.2	Prohibited Uses	11

5.	RENT; ADDITIONAL RENT		13

	5.1	Base Rent	13
	5.2	Operating Costs	13
	5.3	Taxes	14
	5.4	Late Payments	15
	5.5	No Offset; Independent Covenants; Waiver	15
	5.6	Survival	16

6.	RESERVED		16

7.	SECURITY DEPOSIT/ LETTER OF CREDIT		16

	7.1	Amount	16
	7.2	Application of Proceeds of Letter of Credit	17
	7.3	Transfer of Letter of Credit	17
	7.4	Credit of Issuer of Letter of Credit	17
	7.5	Security Deposit	18
	7.6	Return of Security Deposit or Letter of Credit	18

i

8.	RESERVED		18

9.	UTILITIES, HVAC; WASTE REMOVAL		18

	9.1	Electricity	18
	9.2	Water	18
	9.3	Gas	19
	9.4	Heat, Ventilating and Air Conditioning	19
	9.5	Other Utilities; Utility Information	20
	9.6	Interruption or Curtailment of Utilities	20
	9.7	Telecommunications Providers	21
	9.8	Trash Removal	21
	9.9	Landlord Services	21

10.	MAINTENANCE AND REPAIRS		21

	10.1	Maintenance and Repairs by Tenant	21
	10.2	Maintenance and Repairs by Landlord	22
	10.3	Accidents to Sanitary and Other Systems	22
	10.4	Floor Load--Heavy Equipment	22

11.	ALTERATIONS AND IMPROVEMENTS BY TENANT		22

	11.1	Landlord’s Consent Required	22
	11.2	Supervised Work	24
	11.3	Harmonious Relations	24
	11.4	Liens	24
	11.5	General Requirements	24

12.		SIGNAGE	25

	12.1	Restrictions	25

13.	ASSIGNMENT, MORTGAGING AND SUBLETTING		25

	13.1	Landlord’s Consent Required	25
	13.2	Landlord’s Recapture Right	25
	13.3	Standard of Consent to Transfer	26
	13.4	Listing Confers no Rights	26
	13.5	Profits In Connection with Transfers	27
	13.6	Prohibited Transfers	27
	13.7	Permitted Transfers	27
	13.8	Investment Policies	28

14.	INSURANCE; INDEMNIFICATION; EXCULPATION		28

	14.1	Tenant’s Insurance	28
	14.2	Landlord’s Insurance	28
	14.3	Waiver of Subrogation; Mutual Release	29
	14.4	Indemnification	29

	14.5	Property of Tenant	30
	14.6	Limitation of Landlord’s Liability for Damage or Injury	30
	14.7	Tenant’s Acts--Effect on Insurance	31

15.	CASUALTY; TAKING		31

	15.1	Damage	31
	15.2	Termination Rights	32
	15.3	Taking for Temporary Use	33
	15.4	Disposition of Awards	33

16.	ESTOPPEL CERTIFICATE.		33

17.	HAZARDOUS MATERIALS		33

	17.1	Prohibition	33
	17.2	Environmental Laws	34
	17.3	Hazardous Material Defined	35
	17.4	Testing	35
	17.5	Activity and Use Limitation	35
	17.6	Acid Neutralization Tank.	35
	17.7	Hazardous Materials Indemnity; Remediation.	36

18.	RULES AND REGULATIONS		38

	18.1	Rules and Regulations	38
	18.2	Energy Conservation	38
	18.3	Recycling	38

19.	LEGAL REQUIREMENTS		38

	19.1	Legal Requirements	38
	19.2	Required Permits	39

20.	DEFAULT		40

	20.1	Events of Default	40
	20.2	Remedies	42
	20.3	Damages - Termination	42
	20.4	Landlord’s Self-Help; Fees and Expenses	44
	20.5	Waiver of Redemption, Statutory Notice and Grace Periods	44
	20.6	Landlord’s Remedies Not Exclusive	44
	20.7	No Waiver	44
	20.8	Restrictions on Tenant’s Rights	45
	20.9	Landlord Default	45

21.	SURRENDER; ABANDONED PROPERTY; HOLD-OVER		45

	21.1	Surrender	45
	21.2	Abandoned Property	46
	21.3	Holdover	47

22.	MORTGAGEE RIGHTS		47

	22.1	Subordination	47
	22.2	Mortgagee Notices	47
	22.3	Mortgagee Liability	48

23.	QUIET ENJOYMENT.		48

24.	NOTICES.		48

25.	MISCELLANEOUS		49

	25.1	Separability	49
	25.2	Captions; Interpretation	49
	25.3	Broker	50
	25.4	Entire Agreement	50
	25.5	Governing Law; Personal Jurisdiction	50
	25.6	Representations	50
	25.7	Expenses Incurred by Landlord Upon Tenant Requests	51
	25.8	Survival	51
	25.9	Limitation of Liability	51
	25.10	Binding Effect	51
	25.11	Landlord Obligations upon Transfer	51
	25.12	Grants of Interest	52
	25.13	No Air Rights	52
	25.14	Counterparts	52
	25.15	Financial Information	52
	25.16	Measurements	52
	25.17	OFAC	53
	25.18	Confidentiality	53
	25.19	Security	54
	25.20	Time	54
	25.21	WAIVER OF JURY TRIAL	54
	25.22	Bankruptcy	54
	25.23	Not Binding Until Executed	54

EXHIBIT 1	LEGAL DESCRIPTION
EXHIBIT 2	PLAN OF PREMISES
EXHIBIT 3	WORK LETTER
EXHIBIT 3-1	conceptual design drawings
EXHIBIT 3-2	Tenant LEED Compliance Requirements
EXHIBIT 4	MEMORIALIZATION OF DATES AGREEMENT
EXHIBIT 5	FORM OF NOTICE OF LEASE
EXHIBIT 6	LANDLORD’S BASE BUILDING WORK DRAWINGS
EXHIBIT 7	OPERATING COSTS
EXHIBIT 8	TAXES
EXHIBIT 9	FORM OF LETTER OF CREDIT
EXHIBIT 10	LANDLORD’S SERVICES
EXHIBIT 11	ALTERATIONS CHECKLIST
EXHIBIT 11A	ALTERATIONS INSURANCE SCHEDULE
EXHIBIT 12	TENANT’S INSURANCE
EXHIBIT 12A	SAMPLE INSURANCE CERTIFICATE
EXHIBIT 13	APPROVED HAZARDOUS MATERIALS
EXHIBIT 14	RULES AND REGULATIONS
EXHIBIT 15	SNDA FOR MASTER LEASE

v

THIS INDENTURE OF LEASE (this “Lease”) is hereby made and entered into on the Execution Date by and between Landlord and Tenant.

This Lease and all of its terms, covenants, representations, warranties, agreements and conditions are in all respects subject and subordinate to that certain Amended and Restated Master Lease Agreement dated as of January 1, 2015 by and between MIT 281-295 Albany Street LLC (“Ground Lessor”), as landlord, and Landlord, as tenant (as it may be amended from time to time, the “Master Lease”).

Each reference in this Lease to any of the terms and titles contained in any Exhibit attached to this Lease shall be deemed and construed to incorporate the data stated under that term or title in such Exhibit. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them as set forth in the Lease Summary Sheet which is attached hereto and incorporated herein by reference.

1.LEASE GRANT; TERM; APPURTENANT RIGHTS; EXCLUSIONS

1.1Lease Grant

Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises upon and subject to terms and conditions of this Lease, for a term of years commencing on the Commencement Date and, unless earlier terminated or extended pursuant to the terms hereof, ending on the Expiration Date (the “Initial Term”; the Initial Term and each of the Extension Terms, if duly exercised, are hereinafter collectively referred to as the “Term”).  Once the Commencement Date is determined, Landlord and Tenant shall execute an agreement confirming the Commencement Date and the Expiration Date, in substantially the form attached hereto as Exhibit 4.  Tenant’s failure to execute and return any such agreement proposed by Landlord, or to provide written objection to the statements contained therein, within ten (10) business days after the date of Tenant’s receipt thereof, shall be deemed an approval by Tenant of Landlord’s determination of such dates as set forth therein.

1.2Extension Terms.

(a)Provided that the following conditions (the “Extension Conditions”), any or all of which may be waived by Landlord in its sole discretion, are satisfied: (i) Tenant, an Affiliated Entity (hereinafter defined) and/or a Successor (hereinafter defined) is/are then occupying at least seventy-five percent (75%) of the Premises; and (ii) there is no Event of Default (1) as of the date of an Extension Notice (hereinafter defined), and (2) at the commencement of an Extension Term (hereinafter defined), Tenant shall have the option to extend the Initial Term for two (2) additional consecutive terms of five (5) years each (each individually, an “Extension Term”, and collectively, the “Extension Terms”), commencing as of the expiration of the Initial Term.  Tenant must exercise each option to extend, if at all, by giving Landlord written notice (the “Extension Notice”) not earlier than fifteen (15) months and no later than twelve (12) months prior to the expiration of the Initial Term or the first Extension Term, as the case may be, time being of the essence in each instance.  Notwithstanding the foregoing, Landlord may nullify Tenant’s exercise of its option to extend the Term by written notice to Tenant (the “Nullification Notice”) if (A) on the date Landlord receives the Extension Notice, there is an event which, with the passage of time and/or the giving of notice, would constitute an Event of Default hereunder and (B) Tenant fails to cure such default within the applicable cure period set forth in Section 20.1 after receipt of the Nullification Notice.  Upon the satisfaction of the Extension Conditions and the timely giving of the Extension Notice without a subsequent nullification by Landlord, the Term shall be deemed extended upon all of the terms and conditions of this Lease, except that Base Rent during the each of the Extension Terms shall be calculated in accordance with this Section 1.2.  If Tenant fails to give a timely Extension Notice, as aforesaid, Tenant shall have no further right to extend the Initial Term.  Notwithstanding the fact that Tenant’s proper and timely exercise of such option to extend the Initial Term shall be self-executing, Tenant shall promptly execute a lease amendment reflecting such Extension Term after Tenant validly exercises its option, if such lease amendment is provided by Landlord.  The execution of such lease amendment shall not be deemed to waive any of the conditions to Tenant’s exercise of its rights under this Section 1.2.

(b)The Base Rent during the first Rent Year of the each of the Extension Terms (the “Extension Term RY1 Base Rent”) shall be determined in accordance with the process described hereafter.  Extension Term RY1 Base Rent shall be the greater of (i) one hundred three percent (103%) of Base Rent for the last Rent Year of the Initial Term or the first Extension Term, as applicable, or (ii) the fair market rental value of the Premises as of the commencement of the applicable Extension Term as determined in accordance with the process described below, for renewals of combination laboratory and office space in the East Cambridge/ Cambridgeport area of equivalent quality, size, utility and location, with the length of the Extension Term, the credit standing of Tenant and all other relevant factors to be taken into account.  Within thirty (30) days after receipt of an Extension Notice, Landlord shall deliver to Tenant written notice of its determination of the Extension Term RY1 Base Rent for the applicable Extension Term.  Tenant shall, within thirty (30) days after receipt of such notice, notify Landlord in writing whether Tenant accepts or rejects Landlord’s determination of the Extension Term RY1 Base Rent (“Tenant’s Response Notice”).  If Tenant fails timely to deliver Tenant’s Response Notice, Landlord’s determination of the Extension Term RY1 Base Rent shall be binding on Tenant.

(c)If and only if Tenant’s Response Notice is timely delivered to Landlord and indicates both that Tenant rejects Landlord’s determination of the Extension Term RY1 Base Rent and desires to submit the matter to the determination process described in this Section 1.2(c) (the “Determination Process”), then the Extension Term RY1 Base Rent shall be determined in accordance with the procedure set forth in this Section 1.2(c).  In such event, within ten (10) days after receipt by Landlord of Tenant’s Response Notice indicating Tenant’s desire to submit the determination of the Extension Term RY1 Base Rent to the Determination Process, Tenant and Landlord shall each notify the other, in writing, of their respective selections of an appraiser or broker (respectively, “Landlord’s Appraiser” and “Tenant’s Appraiser”).  Landlord’s Appraiser and Tenant’s Appraiser shall then jointly select a third appraiser or broker (the “Third Appraiser”) within ten (10) days of their appointment.  All of the appraisers or brokers selected shall be individuals with at least ten (10) consecutive years’ commercial appraisal or brokerage experience in the East Cambridge/Cambridgeport area, and, in the case of the Third Appraiser, shall not have acted in any capacity for either Landlord or Tenant within five (5) years of his or her selection.  The three appraisers or brokers shall determine the Extension Term RY1 Base Rent in accordance with the requirements and criteria set forth in Section 1.2(b) above, employing the method commonly known as Baseball Arbitration, whereby Landlord’s Appraiser and Tenant’s Appraiser each sets forth its determination of the Extension Term RY1 Base Rent as defined above, and the Third Appraiser must select one or the other (it being understood that the Third Appraiser shall be expressly prohibited from selecting a compromise figure). Landlord’s Appraiser and Tenant’s Appraiser shall deliver their determinations of the Extension Term RY1 Base Rent to the Third Appraiser within five (5) days of the appointment of the Third Appraiser and the Third Appraiser shall render his or her decision within ten (10) days after receipt of both of the other two determinations of the Extension Term RY1 Base Rent.  The Third Appraiser’s decision shall be binding on both Landlord and Tenant.  Each party shall bear the cost of its own appraiser or broker and the cost of the Third Appraiser shall be paid by the party whose determination is not selected.

(d)Commencing on the first day of the second Rent Year of each Extension Term, Base Rent shall increase annually by three percent (3%), effective as of the first day of each Rent Year.

1.3Notice of Lease

Neither party shall record this Lease, but each of the parties hereto agrees to join in the execution of a statutory notice of lease in substantially the form attached hereto as Exhibit 5, which notice of lease may be recorded by Tenant with the Middlesex South Registry of Deeds and/or filed with the Registry District of the Land Court, as appropriate (collectively, the “Registry”) at Tenant’s sole cost and expense.  If a notice of lease was previously recorded with the Registry, upon the expiration or earlier termination of this Lease, Landlord shall deliver to Tenant a notice of termination of lease and Tenant shall promptly execute, acknowledge and deliver the same (together with any other instrument(s) that may be necessary in order to record and/or file the same with the Registry) to Landlord for Landlord’s execution and recordation with the Registry, which obligation shall survive the expiration or earlier termination of the Lease.  If Tenant fails to deliver the executed notice of termination of lease within ten (10) days of receipt thereof, time being of the essence, Tenant hereby appoints Landlord as Tenant’s attorney-in-fact to execute the same, such appointment being coupled with an interest.

1.4Appurtenant Rights.

(a)Common Areas.  Subject to the terms of this Lease and the Rules and Regulations (hereinafter defined), Tenant shall have, as appurtenant to the Premises, rights to use  (i) the loading dock(s), elevators and stairways of the Building, (ii) the common walkways necessary for access to the Building, and (iii) the risers of the Building for the installation of tel/data conduits and cabling Property (such areas are hereinafter referred to as the “Common Areas”); and no other appurtenant rights or easements, except as provided in Section 1.4(b) below.

(b)Parking.  During the Term, commencing on the Commencement Date, Tenant shall have the exclusive right to use the entire surface lot serving the Building (the “Parking Area”), which consists of twenty-three (23) parking spaces (the “Parking Rights”), for the parking of passenger vehicles by Tenant’s employees and guests and the employees and guests of any transferee pursuant to a Transfer permitted by Article 13 of this Lease (“Permitted Pass Holders”).  Landlord shall provide twenty-three (23) parking passes, stickers, or other methods of access, as determined by Landlord and/or Landlord’s parking operator, to accommodate parking in the Parking Area to Tenant for Tenant’s use to provide to Permitted Pass Holders.  Tenant shall not sublet, assign, encumber, pledge or otherwise transfer the Parking Rights except in connection with a Transfer permitted by Article 13 of this Lease.  During the Term, commencing on the Commencement Date, Tenant shall pay Landlord (or at Landlord’s election, directly to the parking operator, if any) for the Parking Rights at the then-current prevailing rate, as such rate may vary from time to time.  As of the Execution Date, the monthly charge for parking is Two Hundred Fifty Dollars ($250) per parking space per month. Landlord shall deliver (or cause to be delivered) written notice to Tenant of any change in the monthly parking charge.  If, for any reason, Tenant shall fail timely to pay the charge for any of said Parking Passes, and if such default continues for ten (10) days after written notice thereof it shall constitute an Event of Default hereunder.  Use of the Parking Area will be subject to such reasonable rules and regulations as may be in effect from time to time (including Landlord’s right, without additional charge to Tenant above the prevailing rate for the Parking Rights, to institute a valet or attendant-managed parking system).  Tenant shall provide Landlord and/or the operator of the Parking Area with such information as may be reasonably requested, including a monthly identification roster listing for each Permitted Pass Holder, indicating the name of the employee and the make, color and registration number of the vehicle to be parked in the Parking Area.  Except to the extent prohibited by Legal Requirements, neither Landlord nor the operator of the Parking Area assumes any responsibility whatsoever for loss or damage due to casualty or theft or otherwise to any automobile (or to any personal property therein) accessing or using the Parking Area, howsoever caused, and Tenant agrees to notify each Permitted Pass Holder of such limitation of liability.  No bailment is intended or shall be created by the provision of, or use of, the parking privileges described herein.  Notwithstanding anything to the contrary contained herein, in the event the Landlord elects to use the Parking Area for non-parking purposes Landlord shall have the right to relocate the parking privileges from time to time to parking areas at other properties owned, leased or controlled by Landlord or its affiliates, so long as such other property is within 1,000 feet of the Land, in which case such relocated parking areas shall be deemed the “Parking Area” for purposes of this Lease.  In addition to the foregoing, Landlord shall use commercially reasonable efforts to make available to Tenant up to twelve (12) additional parking spaces (the “Off Site Parking Spaces”) in one or more parking areas owned or controlled by Landlord or its affiliates in the vicinity of the Building to the extent such additional parking spaces are available.  Tenant shall pay the monthly parking fee then being charged by the owner(s) or operator(s) of such Off Site Parking Spaces, as may be adjusted from time to time upon prior written notice to Tenant, directly to such owner(s) or operator(s), or as may otherwise be directed in writing by Landlord.  Landlord reserves the right to terminate Tenant’s right to use any or all of the Off Site Parking Spaces upon prior written notice to Tenant in the event the owner of any Off Site Parking Spaces elects to use such Off Site Parking Spaces for non-parking purposes or if such Off Site Parking spaces become unavailable to Landlord.

(c)Roof.  Tenant may use those portions of the Building identified as a “Rooftop Installation Area” on Exhibit 2 attached hereto (the “Rooftop Installation Area”) solely to operate, maintain, repair and replace rooftop antennas, mechanical equipment, communications antennas and other equipment installed by Tenant in the Rooftop Installation Area in accordance with this Article (“Tenant’s Rooftop Equipment”).  Tenant’s Rooftop Equipment shall be only for Tenant’s use of the Premises for the Permitted Use.

Tenant shall install Tenant’s Rooftop Equipment at its sole cost and expense, at such times and in such manner as Landlord may reasonably designate, and in accordance with this Article and the applicable provisions of this Lease regarding Alterations.  Tenant’s Rooftop Equipment and the installation thereof shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld.  Among other reasons, Landlord may withhold approval if the installation or operation of Tenant’s Rooftop Equipment could reasonably be expected to damage the structural integrity of the Building or to transmit vibrations or noise or cause other adverse effects beyond the Premises to an extent not customary in first class combination office and laboratory buildings, unless Tenant implements measures that are acceptable to Landlord in its reasonable discretion to avoid any such damage or transmission.

Tenant shall comply with any roof or roof-related warranties.  Tenant shall obtain a letter from Landlord’s roofing contractor within thirty (30) days after completion of any Tenant work on the rooftop stating that such work did not affect any such warranties.  Tenant, at its sole cost and expense, shall inspect the Rooftop Installation Area at least annually, and correct any loose bolts, fittings or other appurtenances and repair any damage to the roof arising from the installation or operation of Tenant’s Rooftop Equipment.  Tenant shall not permit the installation, maintenance or operation of Tenant’s Rooftop Equipment to violate any Legal Requirements, including any applicable noise ordinance of the City of Cambridge, or constitute a nuisance.  Tenant shall pay Landlord within thirty (30) days after demand (a) all applicable taxes, charges, fees or impositions imposed on Landlord by governmental authorities as the result of Tenant’s use of the Rooftop Installation Areas in excess of those for which Landlord would otherwise be responsible for the use or installation of Tenant’s Rooftop Equipment and (b) the amount of any increase in Landlord’s insurance premiums as a result of the installation of Tenant’s Rooftop Equipment.

If Tenant’s Equipment (a) causes physical damage to the structural integrity of the Building, or (b) interferes with any telecommunications, mechanical or other systems located at or near or servicing the Building that were installed prior to the installation of Tenant’s Rooftop Equipment, then Tenant shall cooperate with Landlord to determine the source of the damage or interference and promptly repair such damage and eliminate such interference, in each case at Tenant’s sole cost and expense, within ten (10) days after receipt of notice of such damage or interference (which notice may be oral; provided that Landlord also delivers to Tenant written notice of such damage or interference within twenty-four (24) hours after providing oral notice).

Landlord reserves the right to cause Tenant to relocate Tenant’s Rooftop Equipment to comparably functional space on the roof or in the penthouse of the Building by giving Tenant prior written notice thereof.  Landlord agrees to pay the reasonable costs thereof.  Tenant shall arrange for the relocation of Tenant’s Rooftop Equipment within sixty (60) days after receipt of Landlord’s notification of such relocation.  In the event Tenant fails to arrange for relocation within such sixty (60)-day period, Landlord shall have the right to arrange for the relocation of Tenant’s Rooftop Equipment in a manner that does not unnecessarily interrupt or interfere with Tenant’s use of the Premises for the Permitted Use. Notwithstanding the foregoing, in no event shall Landlord have the right to require Tenant’s Rooftop Equipment to be relocated more than three (3) times during the Term, excluding relocations required in connection with any exercise of Landlord’s recapture right pursuant to Section 13.2 hereof.

As part of the Landlord’s Base Building Work, Landlord shall install a roof deck in the location identified as the “Roof Deck Area” on Exhibit 2 attached hereto.  Any such roof deck shall be for Tenant’s exclusive use, unless pursuant to Section 13.2 Landlord exercises its recapture right with respect to any portion of the second (2nd) floor of the Premises in which case, if elected by Landlord such roof deck shall be a Common Area.

1.5Tenant’s Access.

From and after the Commencement Date and until the end of the Term, Tenant shall have access to the Premises (and Permitted Pass Holders shall have access to the Parking Area) twenty-four (24) hours a day, seven (7) days a week, subject to Legal Requirements, the Rules and Regulations, the terms of this Lease, Landlord’s Force Majeure (hereinafter defined) and matters of record.  As used in this Lease, the term “Landlord’s Force Majeure” shall mean delays due to riots, acts of God, war, acts of terrorism, governmental regulation, an emergency where imminent harm to persons or property is at risk, unusual scarcity of or inability to obtain labor or materials, labor difficulties, casualty or any other causes reasonably beyond Landlord’s control.

Subject to Section 11 below, from and after the date that Landlord reasonably believes to be two (2) months prior to the Commencement Date (the “Early Access Period”), to be determined by Landlord, acting in good faith, and in its sole and absolute discretion, Tenant shall have the right to access the Premises, at Tenant’s sole risk, at times reasonably approved by Landlord, for the performance and completion of the Tenant Improvements.  All such work shall be at Tenant’s sole cost and expense, subject to Landlord’s obligations with respect to the Tenant Improvement Allowance, and shall be coordinated with Landlord so that any such work does not unreasonably interfere with Landlord’s construction of the Landlord’s Base Building Work (as hereinafter defined).  During any such period of early access by Tenant, the construction of Landlord’s Base Building Work shall at all times take priority over the Tenant Improvements.  If Landlord determines that such early access by Tenant or the performance of the Tenant Improvements during the Early Access Period has interfered with the Substantial Completion (as hereinafter defined) of Landlord’s Base Building Work and Tenant has failed to correct such interference within two (2) business days following Tenant’s receipt of notice thereof from Landlord or other Landlord Parties (as hereinafter defined), then the Commencement Date shall be the date that Landlord would have Substantially Completed Landlord’s Base Building Work, as determined by Landlord, but for such interference by Tenant.  Tenant shall, prior to the first entry to the Premises pursuant to this Section 1.5(b), provide Landlord with certificates of insurance evidencing that the insurance required in Section 14 hereof is in full force and effect and covering any person or entity entering the Building.  Tenant shall defend, indemnify and hold the Landlord Parties (hereinafter defined) harmless from and against any and all Claims (hereinafter defined) for injury to persons or property resulting from or relating to Tenant’s access to and use of the Premises prior to the Commencement Date as provided under this Section 1.5(b).  Tenant shall coordinate any access described in this Section 1.5(b) with Landlord’s property manager and Landlord’s contractor.  Notwithstanding anything herein to the contrary, Landlord shall not have any liability to Tenant if the Commencement Date occurs earlier than two (2) months after the date Landlord determines is the first day of the Early Access Period.

In addition to providing Tenant access during the Early Access Period, Landlord, from time to time prior to the Early Access Period, may notify Tenant in writing that Tenant may perform a defined limited scope of the Tenant Improvements, as determined by Landlord (the “Limited Scope TI Work”), if Landlord reasonably believes, in consultation with Landlord’s contractor and project manager, that it would be beneficial for the efficient construction of the Landlord’s Base Building Work and Tenant Improvements for Tenant to perform such Limited Scope TI Work and that the then-performance of the Limited Scope TI Work will not interfere with the Landlord’s Base Building Work.  The Limited Scope TI Work shall be subject to, and shall be performed in accordance with, the terms and provisions of the immediately foregoing paragraph of this Section 1.5.

1.6Exclusions

The following are expressly excluded from the Premises and reserved to Landlord:  all the perimeter walls of the Premises (except the inner surfaces thereof), the Common Areas, and any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, wires and appurtenant fixtures, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, and the use of all of the foregoing, except as expressly permitted pursuant to Section 1.4(a) above.

2.RIGHTS RESERVED TO LANDLORD

2.1Additions and Alterations

Landlord reserves the right, at any time and from time to time, upon reasonably prior written notice, to make such changes, alterations, additions, improvements, repairs, replacements or testing in or to the Property and/or the Building (including the Premises but, with respect to the Premises, only for purposes of repairs, maintenance, replacements and the exercise of any other rights reserved to Landlord herein) and the fixtures and equipment therein, as well as in or to the street entrances, the Common Areas, and/or the Parking Area, as it may deem necessary or desirable, the foregoing being subject to Section 2.6. Subject to the foregoing, upon reasonable prior notice to Tenant, Landlord expressly reserves the right to temporarily close all, or any portion, of the Common Areas or Parking Area for the purpose of making repairs or changes thereto.

2.2Additions to the Property.

(a)Landlord may, at any time after the Initial Term and from time to time thereafter, (i) construct additional improvements and related site improvements (collectively, “Future Development”) in all or any part of the Property including additional floors to the Building, (ii) change the location or arrangement of (A) any improvement outside the Building in or on the Property and/or (B) all or any part of the Common Areas and/or Parking Area, and/or (iii) add or deduct any land to or from the Property; provided that there shall be no material increase in Tenant’s obligations under this Lease in connection with the exercise of the foregoing reserved rights.

(b)Landlord and Tenant each hereby acknowledges and agrees that, in connection with any Future Development, (i) Landlord shall have the right to subject the Land and the improvements located now or in the future located thereon to a commercial condominium regime (“Condominium”) on terms and conditions consistent with first-class office and laboratory buildings; (ii) upon Landlord’s request in connection with the recording of the Master Deed for the Condominium and the Unit Deed for the Building, Tenant shall execute a reasonable instrument in recordable form making this Lease subject and subordinate to the Master Deed and other documents evidencing the Condominium (collectively, the “Condo Documents”) provided that such Condo Documents continue to provide Tenant with all of the rights and obligations contained in this Lease (e.g. the appurtenant right to use all Common Areas) and the Condo Documents comply with the provisions of this Section 2.2; (iii) Landlord shall have the right to enter into, and subject the Property to the terms and conditions of, a reciprocal easement agreement with any one or more of the neighboring property owners (including any owner of any portion of the Property that may be divided from the whole) (“REA”); provided that such REA continues to provide Tenant with all of the rights and obligations contained in this Lease with respect to the Building as of the Execution Date (e.g. the appurtenant right to use all Common Areas in the Building) and the REA complies with the provisions of this Section 2.2; (iv) Landlord shall submit to Tenant for Tenant’s review drafts of the Condo Documents and the REA (and any amendments thereto) prior to their execution; (v) Tenant shall have the right to notify Landlord within twenty (20) days after receipt of the draft Condo Documents and/or REA (or any amendments thereto) of Tenant’s objection(s) thereto, but only to the extent such draft(s) (A) materially adversely affect Tenant’s use of, or access to, the Premises, (B) materially adversely affect the operation of Tenant’s business from the Premises in accordance with the terms of this Lease, or Tenant’s rights under and pursuant to the terms of this Lease, including without limitation Tenant’s rights with respect to the Common Areas in the Building, and/or (C) result in any material increase in Tenant’s payment or other obligations under this Lease; (vi) upon Landlord’s request in connection with the recording of the REA, Tenant shall execute a commercially reasonable instrument in recordable form making this Lease subject and subordinate to the REA; (vii) Landlord shall have the right to subdivide the Property so long as Tenant continues to have all of the rights and obligations contained in this Lease with respect to the Building; and (vii) Tenant shall execute such reasonable documents (which may be in recordable form) evidencing the foregoing promptly upon Landlord’s request.

2.3Name and Address of Building

Landlord may at any time after it has exercised its recapture right with respect to any portion of the Premises pursuant to Section 13.2 and from time to time thereafter change the name or address of the Building and/or the Property, provided Landlord gives Tenant at least three (3) months’ prior written notice thereof.  If Landlord has not exercised its recapture right with respect to any portion of the Premises pursuant to Section 13.2, Landlord must obtain Tenant’s prior written consent to any such name or address change, not to be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, in the event any such name or address change is required pursuant to any governmental authority or Legal Requirement, Landlord may comply with such requirement without first notifying Tenant or obtaining Tenant’s consent.

2.4Landlord’s Access

Subject to the terms hereof, Tenant shall (a) upon reasonable advance notice (no less than twenty-four (24) hours, or such lesser amount of time as may be agreed upon by Landlord and Tenant), which may be oral or given via email (except that no notice shall be required in emergency situations), permit Landlord and any holder of a Mortgage (hereinafter defined) (each such holder, a “Mortgagee”), and their respective agents, representatives, employees and contractors, to have access to the Premises at all reasonable hours for the purposes of inspection, making repairs, replacements or improvements in or to the Premises or the Building or equipment therein (including, without limitation, sanitary, electrical, heating, air conditioning or other systems), complying with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions and orders and requirements of all public authorities (collectively, “Legal Requirements”), or exercising any right reserved to Landlord under this Lease (including without limitation the right to take upon or through, or to keep and store within the Premises all necessary materials, tools and equipment); (b) permit Landlord and its agents and employees, at reasonable times, upon reasonable advance notice (no less than twenty-four (24) hours, or such lesser amount of time as may be agreed upon by Landlord and Tenant), to show the Premises during normal business hours (i.e., Monday - Friday 8:00 AM – 6:00 PM, Saturday 9:00 AM – 1:00 PM, excluding holidays) (“Business Hours”) to any prospective Mortgagee or purchaser of the Building and/or the

Property or of the interest of Landlord therein, and, during the last twelve (12) months of the Term, or at any time after the occurrence of an Event of Default, prospective tenants; (c) upon reasonable prior written notice from Landlord (no less than forty-eight (48) hours, or such lesser amount of time as may be agreed upon by Landlord and Tenant), permit Landlord and its agents, at Landlord’s sole cost and expense, to perform environmental audits, environmental site investigations and environmental site assessments (“Site Assessments”) in, on, under and at the Premises and the Land, it being understood that Landlord shall repair any damage arising as a result of the Site Assessments, and such Site Assessments may include both above and below the ground testing and such other tests as may be necessary or appropriate to conduct the Site Assessments; and (d) in case any excavation shall be made for building or improvements or for any other purpose upon the land adjacent to or near the Premises, afford without charge to Landlord, or the person or persons, firms or entities causing or making such excavation, license to enter upon the Premises for the purpose of doing such work as Landlord or such person or persons, firms or entities shall deem to be necessary to preserve the Building from injury, and to protect the Building by proper securing of foundations.  In addition, to the extent that it is necessary to enter the Premises in order to access any area that serves any portion of the Building outside the Premises, then Tenant shall, upon as much advance notice as is practical under the circumstances, and in any event at least twenty-four (24) hours’ prior written notice (except that no notice shall be required in emergency situations), permit contractors engaged by other occupants of the Building to pass through the Premises in order to access such areas but only if accompanied by a representative of Landlord.  The parties agree and acknowledge that, despite reasonable and customary precautions (which Landlord agrees it shall exercise), any property or equipment in the Premises may nevertheless be damaged in the course of performing Landlord’s obligations.  Accordingly, Tenant shall take reasonable protective precautions with its property and equipment, including any property or equipment that is fragile, vulnerable or sensitive.  Notwithstanding anything to the contrary in this Lease, Landlord acknowledges that Tenant will be performing laboratory work of a highly sensitive/fragile nature in certain portions of the Premises which shall be identified in writing to Landlord and shall be subject to Landlord’s reasonable approval (the “Tenant Sensitive Areas”). Accordingly, Landlord agrees that any such entry by Landlord onto the Tenant Sensitive Areas shall be in conformance with Tenant’s reasonable security, safety and scientific procedures and protocols and Landlord shall reasonably cooperate with Tenant with respect to such reasonable security, safety and scientific procedures and protocols that Tenant may impose from time to time. In furtherance of the foregoing, Landlord hereby acknowledges and agrees that, at a minimum, Landlord’s entry onto Tenant Sensitive Areas may be restricted as follows (provided such restrictions do no prohibit Landlord’s reasonable entry onto the Premises (including the Tenant Sensitive Areas) in cases of emergency or threats to the health and safety of occupants of the Building): (i) Landlord shall notify Tenant of Landlord’s desire to enter Tenant Sensitive Areas and Tenant shall make access to Tenant Sensitive Areas available to Landlord within twenty-four (24) hours and (ii) Landlord’s entry onto Tenant Sensitive Areas may require escort by Tenant’s authorized personnel.

2.5Pipes, Ducts and Conduits

In connection with Landlord’s maintenance and repair obligations under this Lease or in the event Landlord has exercised its recapture right with respect to any portion of the Premises pursuant to Section 13.2, Tenant shall permit Landlord to erect, use, maintain and relocate pipes, ducts and conduits in and through the Premises, provided the same do not materially reduce the floor area or materially adversely affect the appearance thereof.

2.6Minimize Interference

Except in the event of an emergency, Landlord shall use commercially reasonable efforts, consistent with accepted construction practice when applicable, to minimize any materially adverse interference with Tenant’s use and occupancy of the Premises as a result of the exercise of Landlord’s rights under this Article 2.  Tenant agrees to cooperate with Landlord as reasonably necessary in connection with the exercise of Landlord’s rights under this Article 2.  Subject to Landlord’s obligations under this Section 2.6, Tenant further agrees that dust, noise, vibration, temporary closures of the Common Areas or Parking Area, or other inconvenience or annoyance resulting from the exercise of Landlord’s rights under this Article 2 shall not be deemed to be a breach of Landlord’s obligations under the Lease.  Notwithstanding the foregoing, in no event shall any space within the Premises under this Lease be deprived of safe and reasonable access or rendered untenable for the Permitted Uses by reason of Landlord’s exercise of its rights under this Article 2, but excluding the exercise of any rights of Landlord under Section 2.1.

2.7Construction in Vicinity

Tenant acknowledges that (a) Landlord and/or its affiliates (“Neighboring Owners”) own several properties in the vicinity of the Building, (b) during the Term, the Neighboring Owners may undertake various construction projects, which may include the construction of new and/or additional buildings (each, a “Project,” and collectively, the “Projects”), and (c) customary construction impacts (taking into account the urban nature of the Property, the proximity of the Building to the Project site and other relevant factors) may result therefrom.  Landlord shall use commercially reasonable efforts to minimize (and cause its affiliates to minimize) materially adverse construction impacts in accordance with the mitigation plan described below.  Prior to commencing any Project, Landlord shall deliver to Tenant a construction mitigation plan that shall detail such commercially reasonable mitigation measures.  Subject to Landlord’s compliance with this paragraph, and notwithstanding any other provision of this Lease, in no event shall Landlord be liable to Tenant for any compensation or reduction of rent or any other damages arising from the Projects and Tenant shall not have the right to terminate the Lease due to the construction of the Projects, nor shall the same give rise to a claim in Tenant’s favor that such construction constitutes actual or constructive, total or partial, eviction from the Premises.  Notwithstanding any provision in this Lease to the contrary, in no event shall Tenant seek injunctive or any similar relief to stop, delay or modify any Project.

3.CONDITION OF PREMISES; CONSTRUCTION.

3.1Landlord’s Base Building Work

Landlord, at its sole cost and expense, intends to make certain base Building improvements (“Landlord’s Base Building Work”), as more particularly described on the schedule of drawings attached hereto as Exhibit 6 (the “Landlord’s Base Building Work Drawings”), as well as improvements to the exterior landscaping at the Property.  Tenant acknowledges and agrees that it has received, reviewed and approves the drawings described on Exhibit 6.  On the Commencement Date, Landlord shall deliver the Premises to Tenant with Landlord’s Base Building Work Substantially Completed (defined below) in a good and workmanlike manner and, except as otherwise provided herein, in compliance with all Legal Requirements, with all base Building systems (including without limitation HVAC, electrical, life-safety and plumbing systems) serving the Premises in good working order and condition in accordance with the Landlord’s Base Building Work Drawings, except for items which because of the seasonal nature of the item (such as HVAC balancing) or which, in accordance with good construction practice, are not practicable to complete at such time.  If Tenant notifies Landlord in writing prior to the date that is three (3) business days after Landlord notifies Tenant that Shell Oil Company has vacated the Premises, and in such notice identifies with reasonably specificity the telecommunications cabling that Tenant desires to be removed from the Premises, Landlord shall, as part of Landlord’s Base Building Work, remove from the Premises such telecommunications cabling that is not then in use and timely identified by Tenant.  Landlord’s Base Building Work shall be deemed “Substantially Completed” or “Substantially Complete” when Landlord has obtained a certificate of substantial completion signed by Landlord’s architect, which may be in the form of the American Institute of Architects document G704, subject to punch list items. Landlord currently estimates Landlord’s Base Building Work will be Substantially Completed on or about October 1, 2020 (the “Estimated Commencement Date”).  Landlord shall use commercially reasonable efforts to tender possession of the Premises to Tenant on the Estimated Commencement Date, with Landlord’s Base Building Work Substantially Complete.  Tenant agrees that in the event such work is not Substantially Complete on or before the Estimated Commencement Date for any reason, then (a) this Lease shall not be void or voidable, (b) Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and (c) the Expiration Date shall be extended accordingly, provided however, (i) in the event Landlord fails to tender possession of the Premises to Tenant with Landlord’s Base Building Work Substantially Complete within sixty (60) days following the Estimated Commencement Date (the “First Late Commencement Date Deadline”) and such failure is not otherwise caused by Tenant, the six (6) month period between the Commencement Date and the Rent Commencement Date as set forth in the Lease Summary Sheet above shall be extended one (1) day for each day that occurs between the First Late Commencement Date Deadline and the date Landlord actually tenders possession of the Premises to Tenant with Landlord’s Base Building Work Substantially Complete, and (ii) in the event Landlord fails to tender possession of the Premises to Tenant with Landlord’s Base Building Work Substantially Complete within one hundred twenty (120) days following the Estimated Commencement Date (the “Second Late Commencement Date Deadline”) and such failure is not otherwise caused by Tenant, the six (6) month period between the Commencement Date and the Rent Commencement Date as set forth in the Lease Summary Sheet above shall be extended two (2) days for each day that occurs between the Second Late Commencement Date Deadline and the date Landlord actually tenders possession of the Premises to Tenant with Landlord’s Base Building Work Substantially Complete.  Landlord shall keep Tenant informed on a regular basis as to the progress of Landlord’s Base Building Work and any other activities or conditions necessary for Landlord to deliver possession of the Premises to Tenant.  Subject to the foregoing and, except as specifically provided herein, Tenant acknowledges and agrees that Tenant is leasing the Premises in their “AS IS,” “WHERE IS” condition and with all faults on the Commencement Date, without representations or warranties, express or implied, in fact or by law, of any kind, and without recourse to Landlord.

3.2Tenant Improvements

Tenant shall cause the Tenant Improvements to be constructed in the Premises pursuant to the Work Letter attached hereto as Exhibit 3 (the “Work Letter”) at a cost to Landlord not to exceed Four Million Four Hundred Twenty Six Thousand Five Hundred and 00/100 Dollars ($4,426,500.00) (based upon One Hundred Thirteen and 50/100 Dollars ($113.50) per square foot of rentable area (the “TI Allowance”).  The TI Allowance may be applied to the costs of (m) construction, (n) intentionally omitted, (o) commissioning of mechanical, electrical and plumbing systems by a licensed, qualified commissioning agent hired by Tenant, excluding any commissioning of base Building HVAC equipment, (p) building permits and other taxes, fees, charges and levies by Governmental Authorities (as defined below) for permits or for inspections of the Tenant Improvements, and (q) costs and expenses for labor, material, equipment and fixtures.  In no event shall the TI Allowance be used for (v) the cost of work that is not authorized by the Approved Plans (as defined in the Work Letter) or otherwise approved in writing by Landlord, (w) payments to Tenant or any affiliates of Tenant, (x) the purchase of any furniture, personal property or other non-building system equipment, (y) costs arising from any default by Tenant of its obligations under this Lease or (z) costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors). In addition, Landlord shall provide an allowance to Tenant to be used solely for architectural and engineering costs related to the preparation of an initial test fit plan for the Tenant Improvements in an amount not to exceed Three Thousand Nine Hundred and 00/100 Dollars ($3,900.00) (based upon Ten Cents ($0.10) per square foot of rentable area) (the “Test Fit Plan Allowance”).  Notwithstanding the foregoing, Landlord hereby acknowledges and agrees that any costs incurred by Landlord with respect to project review by Landlord (including without limitation, Landlord’s actual out of pocket costs incurred by Landlord in reviewing and managing the Tenant Improvements) shall be at Landlord’s sole cost and expense and no portion of the TI Allowance shall be used therefor.  For purposes of clarity, nothing in this Section 3.2 shall limit the costs and expenses incurred by Landlord for which Landlord is entitled to reimbursement by Tenant for Alterations that are not the Tenant Improvements in accordance with Article 11 of this Lease.

Tenant shall have until the date that is twelve (12) months after the Rent Commencement Date (the “TI Deadline”), to submit Fund Requests (as defined in the Work Letter) to Landlord for disbursement of the unused portion of the TI Allowance and Test Fit Plan Allowance, after which date Landlord’s obligation to fund any such costs for which Tenant has not submitted a Fund Request to Landlord shall expire.

In no event shall any unused TI Allowance entitle Tenant to a credit against Rent payable under this Lease.  Upon completion of the Tenant Improvements, and prior to any occupancy of the Premises by Tenant, Tenant shall deliver to Landlord (a) a certificate of occupancy (or its substantial equivalent) for the Premises suitable for the Permitted Use and (b) a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, executed by the project architect and the general contractor.

4.USE OF PREMISES

4.1Permitted Uses

During the Term, Tenant shall use the Premises only for the Permitted Uses and for no other purposes.  Service and utility areas (whether or not a part of the Premises) shall be used only for the particular purpose for which they are designed.

4.2Prohibited Uses

(a)Notwithstanding any other provision of this Lease, Tenant shall not use the Premises or the Building, or any part thereof, or suffer or permit the use or occupancy of the Premises or the Building or any part thereof by any of the Tenant Parties (hereinafter defined) (i) in a manner which would violate any of the covenants, agreements, terms, provisions and conditions of this Lease or otherwise applicable to or binding upon the Premises; (ii) for any unlawful purposes or in any unlawful manner; (iii) in a manner which, in the reasonable judgment of Landlord shall (a) impair the appearance or reputation of the Building; (b) impair, interfere with or otherwise diminish the quality of any of the Building services or the proper and economic heating, cleaning, ventilating, air conditioning or other servicing of the Building or Premises; or (c) cause harmful air emissions or any unusual or other objectionable odors, noises or emissions to emanate from the Premises; (iv) in a manner which is inconsistent with the operation and/or maintenance of the Building as a first-class office and laboratory building; (v) for any fermentation processes except in the ordinary course of Tenant’s business and then only if adequately vented in Landlord’s reasonable judgment (it being understood and agreed that in no event shall there be fermentation for the purpose of creating alcoholic beverages for human consumption); (vi) to operate a vivarium in excess of 3,500 square feet; or (vii) in a manner which shall increase such insurance rates on the Building or on property located therein over that applicable when Tenant first took occupancy of the Premises hereunder.  Notwithstanding any other provision herein to the contrary, Tenant shall be responsible for all liabilities, costs and expenses arising from or in connection with the compliance of the Premises with the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., and any state and local accessibility laws, codes, ordinances and rules (collectively, and together with regulations promulgated pursuant thereto, the “ADA”), and Tenant shall defend, indemnify and hold Landlord and the Landlord Parties harmless from and against any Claims arising from any such failure the Premises to comply with the ADA. Landlord agrees that Landlord’s Base Building Work shall be constructed in conformance with the ADA.  In the event Landlord’s Base Building Work is not constructed in conformance with the ADA in effect as of the date Landlord commences the Landlord’s Base Building Work, and provided Tenant provides Landlord written notice thereof within three (3) months after the Commencement Date, and provided Landlord does not dispute Tenant’s determination of non-compliance, Landlord shall, as Tenant’s sole and exclusive remedy, address any such non-compliance of Landlord’s Base Building Work (and expressly not any Tenant Improvements or any modifications or alterations of Landlord’s Base Building Work that are made necessary as a result of Tenant Improvements, which such modifications or alterations are Tenant’s sole responsibility and cost).

(b)With respect to the use and occupancy of the Premises and the Common Areas, Tenant will not:  (i) place or maintain any signage (except as may be permitted by Section 12 below), Trash (hereinafter defined) or other articles in any vestibule or entry of the Premises, on the footwalks or corridors adjacent thereto or elsewhere on the exterior of the Premises, nor obstruct any driveway, corridor, footwalk, Parking Area, or any Common Areas; (ii) permit undue accumulations of or burn garbage, trash, rubbish or other refuse (collectively, “Trash”) within or without the Premises; (iii) permit the parking of vehicles so as to interfere with the use of any driveway, corridor, footwalk, or parking area; (iv) receive or ship articles of any kind outside of those areas reasonably designated by Landlord; (v) conduct or permit to be conducted any auction, going out of business sale, bankruptcy sale (unless directed by court order), or other similar type sale in or connected with the Premises; (vi) use the name of Landlord, or any of Landlord’s affiliates or subsidiaries in any publicity, promotion, trailer, press release, advertising, printed, or display materials without Landlord’s prior written consent  (which may be withheld in Landlord’s sole discretion); (vii) except in connection with any vivarium, permit any animals other than service animals in the Building; or (viii) except in connection with Alterations (hereinafter defined) approved by Landlord, cause or permit any hole to be drilled or made in any part of the Building

4.3Vivarium

Tenant shall be responsible, at its sole expense, for the operations of any vivarium in accordance with all Legal Requirements and with best industry practices.  Without limiting the general application of the foregoing, Tenant shall separately dispose of all waste products from the operation of the vivarium, including, without limitation, dead animals, strictly in accordance with Legal Requirements.  At such time as Tenant is not the only direct tenant or occupant of the Building, (i) Landlord shall have the right, from time to time by written notice to Tenant, to promulgate reasonable rules and regulations with respect to the operation of the vivarium so as to minimize any adverse effects that such operation may have on other occupants of the Building, including without limitation, regulations as to noise mitigation, (ii) Transportation to and from the Premises of any animals, animal waste, food or supplies relating to any animals maintained from time to time in any animal storage areas of the Premises (“Animal Transportation”) shall be subject to this Section 4.3 and Landlord’s reasonable rules and regulations therefor (which may include, inter alia, consideration for the multi-tenant nature of the Building, if applicable, and the permitted path of any Animal Transportation), (iii) Animal Transportation shall only occur from 6 PM to 7 AM, and (iv) at no time shall any animals, animal waste, food or supplies relating to the animals be brought into, transported through, or delivered to the lobby of the Building or be transported within the Building in elevators other than the freight elevator.  In addition, at all times that animals are transported to and from the Premises, they shall be transported in an appropriate cage or other container.

5.RENT; ADDITIONAL RENT

5.1Base Rent

From and after the Rent Commencement Date, Tenant shall pay to Landlord Base Rent in equal monthly installments, in advance and without demand on the first day of each month for and with respect to such month (except that, if the Rent Commencement Date is any day other than the first day of a calendar month, Base Rent due for the period between the Rent Commencement Date and the last day of the calendar month in which the Rent Commencement Date occurs shall be due on the Rent Commencement Date).  Unless otherwise expressly provided herein, the payment of Base Rent and additional rent and other charges reserved and covenanted to be paid under this Lease with respect to the Premises (collectively, “Rent”) shall commence on the Rent Commencement Date and shall be prorated for any partial months.  Rent shall be payable to Landlord or, if Landlord shall so direct in writing, to Landlord’s agent or nominee, in lawful money of the United States which shall be legal tender for payment of all debts and dues, public and private, at the time of payment.

5.2Operating Costs

(a)Payment of Operating Costs.  From and after the Rent Commencement Date, Tenant shall pay to Landlord, as additional rent, one hundred percent (100%) of all Operating Costs (as defined in Exhibit 7 attached hereto).  Landlord may make a good faith estimate of the Operating Costs for any fiscal year (wholly or partially) occurring during the Term, and Tenant shall pay to Landlord, on the first (1st) day of each calendar month, an amount equal to the estimated Operating Costs for such fiscal year and/or part thereof divided by the number of months therein.  Landlord may estimate and re-estimate the Operating Costs and deliver a copy of the estimate or re-estimate to Tenant.  Thereafter, the monthly installments of Operating Costs shall be appropriately adjusted in accordance with the estimations so that, by the end of the fiscal year in question, Tenant shall have paid all of the Operating Costs as estimated by Landlord.  Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when the actual Operating Costs are available for each fiscal year.  Notwithstanding anything in this Article 5 to the contrary, Tenant shall pay to Landlord, or directly to the utility provider, all utility costs for the Premises from and after the Commencement Date.

(b)Annual Reconciliation.  Landlord shall, within one hundred twenty (120) days after the end of each fiscal year, deliver to Tenant a reasonably detailed statement of the actual amount of Operating Costs for such fiscal year (“Year End Statement”).  Failure of Landlord to provide the Year End Statement within the time prescribed shall not relieve Tenant from its obligations hereunder.  If the total of such monthly remittances on account of any fiscal year is greater than the Operating Costs actually incurred for such fiscal year, then, provided there is no Event of Default nor any event which, with the passage of time and/or the giving of notice would constitute an Event of Default, Tenant may credit the difference against the next installment of additional rent on account of Operating Costs due hereunder, except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord (it being understood and agreed that if Tenant cures any default prior to the expiration of the notice and/or cure periods set forth in Section 20.1 below, Tenant shall then be entitled to take such credit).  If the total of such remittances is less than the Operating Costs actually incurred for such fiscal year, Tenant shall pay the difference to Landlord, as additional rent hereunder, within thirty (30) days of Tenant’s receipt of an invoice therefor.  Landlord’s estimate of the Operating Costs for the next fiscal year shall be based upon the Operating Costs actually incurred for the prior fiscal year as reflected in the Year-End Statement plus a reasonable adjustment based upon estimated increases in Operating Costs.

(c)Part Years.  If the Commencement Date or the Expiration Date occurs in the middle of a fiscal year, Tenant shall be liable for only that portion of the Operating Costs with respect to such fiscal year within the Term.

(d)Audit Right.  Provided there is no Event of Default, Tenant may inspect or audit Landlord’s records related to Operating Costs for any period of time within the previous fiscal year before the audit or inspection. However, no audit or inspection shall extend to periods of time before the Commencement Date. Landlord shall make its books and records relating to Operating Costs for the previous fiscal year available for inspection by Tenant within thirty (30) days after receipt of written notice from Tenant indicating that Tenant desires to exercise its inspection and audit rights under this Section 5.2(d).  If Tenant fails to object to the calculation of Operating Costs on the Year-End Statement within ninety (90) days after receipt of the Year End Statement and/or fails to complete any such audit or inspection within one hundred eighty (180) days after receipt of the Year End Statement, then Tenant shall be deemed to have waived its right to object to the calculation of the Operating Costs for the year in question and the calculation thereof as set forth on such statement shall be final.  Tenant’s audit or inspection shall be conducted only at Landlord’s offices or the offices of Landlord’s property manager during business hours reasonably designated by Landlord.  Tenant shall pay the cost of such audit or inspection.  Tenant may not conduct an inspection or have an audit performed more than once during any fiscal year.  If such inspection or audit reveals that an error was made in the calculation of Operating Costs previously charged to Tenant, then, provided there is no Event of Default, Tenant may credit the difference against the next installment of additional rent on account of Operating Costs due hereunder, except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord.  If such inspection or audit reveals an underpayment by Tenant, then Tenant shall pay to Landlord, as additional rent hereunder, any underpayment of any such costs, as the case may be, within ten (10) days after receipt of an invoice therefor.  Tenant shall maintain the results of any such audit or inspection confidential and shall not be permitted to use any third party to perform such audit or inspection, other than an independent firm of certified public accountants (A) reasonably acceptable to Landlord, (B) which is not compensated on a contingency fee basis or in any other manner which is dependent upon the results of such audit or inspection, and (C) which executes Landlord standard confidentiality agreement whereby is shall agree to maintain the results of such audit or inspection confidential.  The provisions of this Section 5.2(d) shall survive the expiration or earlier termination of this Lease.

5.3Taxes

(a)Payment of Taxes.  Tenant shall pay to Landlord, as additional rent, one hundred percent (100%) of all Taxes (as defined in Exhibit 8 attached hereto).  Landlord may make a good faith estimate of the Taxes to be due by Tenant for any Tax Period (as defined in Exhibit 8 attached hereto) or part thereof during the Term, and Tenant shall pay to Landlord, on the Commencement Date and on the first (1st) day of each calendar month thereafter, an amount equal to the estimated Taxes for such Tax Period or part thereof divided by the number of months therein. Landlord may estimate and re-estimate the Taxes and deliver a copy of the estimate or re-estimate to Tenant.  Thereafter, the monthly installments of the Taxes shall be appropriately adjusted in accordance with the estimations so that, by the end of the Tax Period in question, Tenant shall have paid all of the Taxes as estimated by Landlord.  Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Taxes are available for each Tax Period.  If the total of such monthly remittances is greater than the Taxes actually due for such Tax Period, then, provided no Event of Default has occurred nor any event which, with the passage of time and/or the giving of notice would constitute an Event of Default, Tenant may credit the difference against the next installment of additional rent on account of Taxes due hereunder, except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord (it being understood and agreed that if Tenant cures any default prior to the expiration of the notice and/or cure periods set forth in Section 20.1 below, Tenant shall then be entitled to take such credit).  If the total of such remittances is less than the Taxes actually due for such Tax Period, Tenant shall pay the difference to Landlord, as additional rent hereunder, within thirty (30) days of Tenant’s receipt of an invoice therefor.  Landlord’s estimate for the next Tax Period shall be based upon the actual Taxes attributable to the Property for the prior Tax Period plus a reasonable adjustment based upon estimated increases in Taxes.  In the event that Payments in Lieu of Taxes (“PILOT”), instead of or in addition to Taxes, are separately assessed to certain portions of the Property including the Premises, Tenant agrees, except as otherwise expressly provided herein to the contrary, to pay to Landlord, as additional rent, the amount of such PILOT attributable to the Premises in the same manner as provided above for the payment of Taxes.

(b)Effect of Abatements.  Appropriate credit against Taxes or PILOT shall be given for any refund obtained by reason of a reduction in any Taxes by the assessors or the administrative, judicial or other governmental agency responsible therefor after deduction of Landlord’s expenditures for reasonable legal fees and for other reasonable expenses incurred in obtaining the Tax or PILOT refund.

(c)Part Years.  If the Commencement Date or the Expiration Date occurs in the middle of a Tax Period, Tenant shall be liable for only that portion of the Taxes, as the case may be, with respect to such Tax Period within the Term.

5.4Late Payments

(a)Any payment of Rent due hereunder not paid when due shall bear interest for each month or fraction thereof from the due date until paid in full at the annual rate of ten percent (10%), or at any applicable lesser maximum legally permissible rate for debts of this nature (the “Default Rate”).  Acceptance of interest or any partial payment shall not constitute a waiver of Tenant’s default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease or at law or in equity now or hereafter in effect.  Notwithstanding the foregoing, Tenant shall be entitled to a grace period of five (5) business days after written notice from Landlord with respect to the first late payment in any Rent Year.

(b)For each Tenant payment check to Landlord that is returned by a bank for any reason, Tenant shall pay a returned check charge equal to the amount as shall be customarily charged by Landlord’s bank at the time.

(c)Money paid by Tenant to Landlord shall be applied to Tenant’s account in the following order: first, to any unpaid additional rent, including without limitation late charges, returned check charges, legal fees and/or court costs chargeable to Tenant hereunder; and then to unpaid Base Rent.

5.5No Offset; Independent Covenants; Waiver

Rent shall be paid without notice or demand, and without setoff, counterclaim, defense, abatement, suspension, deferment, reduction or deduction, except as expressly provided herein.  TENANT WAIVES ALL RIGHTS (I) TO ANY ABATEMENT, SUSPENSION, DEFERMENT, REDUCTION OR DEDUCTION OF OR FROM RENT, AND (II) TO QUIT, TERMINATE OR SURRENDER THIS LEASE OR THE PREMISES OR ANY PART THEREOF, EXCEPT AS EXPRESSLY PROVIDED HEREIN.  TENANT HEREBY ACKNOWLEDGES AND AGREES THAT THE OBLIGATIONS OF TENANT UNDER THIS LEASE SHALL BE SEPARATE AND

INDEPENDENT COVENANTS AND AGREEMENTS, THAT RENT SHALL CONTINUE TO BE PAYABLE IN ALL EVENTS AND THAT THE OBLIGATIONS OF TENANT HEREUNDER SHALL CONTINUE UNAFFECTED, UNLESS THE REQUIREMENT TO PAY OR PERFORM THE SAME SHALL HAVE BEEN TERMINATED PURSUANT TO AN EXPRESS PROVISION OF THIS LEASE.  LANDLORD AND TENANT EACH ACKNOWLEDGES AND AGREES THAT THE INDEPENDENT NATURE OF THE OBLIGATIONS OF TENANT HEREUNDER REPRESENTS FAIR, REASONABLE, AND ACCEPTED COMMERCIAL PRACTICE WITH RESPECT TO THE TYPE OF PROPERTY SUBJECT TO THIS LEASE, AND THAT THIS AGREEMENT IS THE PRODUCT OF FREE AND INFORMED NEGOTIATION DURING WHICH BOTH LANDLORD AND TENANT WERE REPRESENTED BY COUNSEL SKILLED IN NEGOTIATING AND DRAFTING COMMERCIAL LEASES IN MASSACHUSETTS, AND THAT THE ACKNOWLEDGEMENTS AND AGREEMENTS CONTAINED HEREIN ARE MADE WITH FULL KNOWLEDGE OF THE HOLDING IN WESSON V. LEONE ENTERPRISES, INC., 437 MASS. 708 (2002).  SUCH ACKNOWLEDGEMENTS, AGREEMENTS AND WAIVERS BY TENANT ARE A MATERIAL INDUCEMENT TO LANDLORD ENTERING INTO THIS LEASE.

5.6Survival

Any obligations under this Article 5 which shall not have been paid at the expiration or earlier termination of the Term shall survive such expiration or earlier termination and shall be paid when and as the amount of same shall be determined and be due.

6.RESERVED

7.SECURITY DEPOSIT/ LETTER OF CREDIT

7.1Amount

Within ten (10) business days following the Execution Date, Tenant shall deliver to Landlord an irrevocable letter of credit which shall (a) be in the amount specified in the Lease Summary Sheet and otherwise in the form attached hereto as Exhibit 9; (b) issued by a FDIC insured financial institution (i) reasonably acceptable to Landlord upon which presentment may be made in Boston, Massachusetts or by mail or electronic presentation, and (ii) which satisfies the Minimum Rating Agency Threshold and the Minimum Capital Threshold (as such terms are hereinafter defined), it being acknowledged and agreed that Silicon Valley Bank, provided it continues to satisfy the Minimum Rating Agency Threshold and the Minimum Capital Threshold, is hereby deemed to be an acceptable issuer; and (c) be for a term of one (1) year, subject to extension in accordance with the terms hereof (the “Letter of Credit”).  The Letter of Credit shall be held by Landlord, without liability for interest, as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease by the Tenant to be kept and performed during the Term. In no event shall the Letter of Credit be deemed to be a prepayment of Rent nor shall it be considered a measure of liquidated damages.  Unless the Letter of Credit is automatically renewing, at least thirty (30) days prior to the maturity date of the Letter of Credit (or any replacement Letter of Credit), Tenant shall deliver to Landlord a replacement Letter of Credit which shall have a maturity date no earlier than the next anniversary of the Commencement Date or one (1) year from its date of delivery to Landlord, whichever is later.

So long as (i) there have not been two (2) or more Events of Default as of the applicable date of the reduction, (ii) there is no Event of Default with respect to a monetary obligation of Tenant as of the date of the reduction, and (iii) there is no material adverse change in Tenant’s chief financial officer and audited financials, then the face amount of the Letter of Credit may be reduced by Tenant to  (w) $1,592,500.00 at the commencement of the second Rent Year, (x) $1,274,000.00 at the commencement of the third Rent Year, and (y) $955,500.00 at the commencement of the fourth Rent Year.  Landlord shall, at no cost to Landlord, cooperate with Tenant and the issuer of the Letter of Credit in connection with any such reduction of the Letter of Credit, if applicable.

7.2Application of Proceeds of Letter of Credit

Upon any monetary default or non-monetary Event of Default of Tenant under this Lease, or if any proceeding shall be instituted by or against Tenant pursuant to any of the provisions of any Act of Congress or State law relating to bankruptcy, reorganizations, arrangements, compositions or other relief from creditors (and, in the case of any proceeding instituted against it, if Tenant shall fail to have such proceedings dismissed within thirty (30) days) or if Tenant is adjudged bankrupt or insolvent as a result of any such proceeding, or upon the end of the Term if there remains any uncured default of which Tenant shall have received notice, Landlord in its sole discretion may draw down all or a part of the Letter of Credit.  The balance of any Letter of Credit cash proceeds shall be held in accordance with Section 7.5 below.  Should the entire Letter of Credit, or any portion thereof, be drawn down by Landlord, Tenant shall, upon the written demand of Landlord, deliver a replacement Letter of Credit in the amount drawn, and Tenant’s failure to do so within ten (10) days after receipt of such written demand shall constitute an additional Event of Default hereunder without further notice or an opportunity to cure.  The application of all or any part of the cash proceeds of the Letter of Credit to any obligation or default of Tenant under this Lease shall not deprive Landlord of any other rights or remedies Landlord may have nor shall such application by Landlord constitute a waiver by Landlord.

7.3Transfer of Letter of Credit

In the event that Landlord transfers its interest in the Premises, Tenant shall upon notice from and at no cost to Landlord, deliver to Landlord an amendment to the Letter of Credit or a replacement Letter of Credit naming Landlord’s successor as the beneficiary thereof. If Tenant fails to deliver such amendment or replacement within ten (10) days after written notice from Landlord, Landlord shall have the right to draw down the entire amount of the Letter of Credit and hold the proceeds thereof in accordance with Section 7.5 below.

7.4Credit of Issuer of Letter of Credit

The “Minimum Rating Agency Threshold” shall mean that the issuing bank has outstanding unsecured, uninsured and unguaranteed senior long-term indebtedness that is then rated (without regard to qualification of such rating by symbols such as “+” or “-” or numerical notation) “Baa” or better by Moody’s Investors Service, Inc. and/or “BBB” or better by Standard & Poor’s Rating Services, or a comparable rating by a comparable national rating agency designated by Landlord in its discretion.  The “Minimum Capital Threshold” shall mean that the issuing bank has combined capital, surplus and undivided profits of not less than $10,000,000,000.   If the issuer of the Letter of Credit fails to satisfy either or both of the Minimum Rating Agency Threshold or the Minimum Capital Threshold, Tenant shall be required to deliver a substitute letter of credit from another issuer reasonably satisfactory to the Landlord and that satisfies both the Minimum Rating Agency Threshold and the Minimum Capital Threshold not later than ten (10) business days after Landlord notifies Tenant of such failure.

7.5Security Deposit

Landlord shall hold the balance of proceeds remaining after a draw on the Letter of Credit (hereinafter referred to as the “Security Deposit”) as security for Tenant’s performance of all its Lease obligations.  After a monetary default or non-monetary Event of Default of Tenant under this Lease, or upon the end of the Term if there remains any uncured default of which Tenant shall have received notice, Landlord may apply the Security Deposit, or any part thereof, to Landlord’s damages without prejudice to any other Landlord remedy.  Should Landlord apply all or any portion of the Security Deposit, Tenant shall, upon the written demand of Landlord, deliver cash in the amount applied, and Tenant's failure to do so within twenty (20) days after receipt of such written demand shall constitute an additional Event of Default hereunder without further notice or opportunity to cure.  Additionally, if Landlord applies all or any portion of the Security Deposit as aforesaid, Tenant shall have the right to deliver a replacement Letter of Credit in the form and amount required hereunder, and upon receipt of such replacement Letter of Credit, Landlord shall return the unapplied Security Deposit to Tenant.  Landlord has no obligation to pay interest on the Security Deposit and may co-mingle the Security Deposit with Landlord’s funds.  Provided that any uncured Event of Default does not then-exist, if Landlord conveys its interest under this Lease, the Security Deposit, or any part not applied previously, shall be turned over to the grantee in which case Tenant shall look solely to the grantee for the proper application and return of the Security Deposit.

7.6Return of Security Deposit or Letter of Credit

Should Tenant comply with all of such terms, covenants and conditions and promptly pay all sums payable by Tenant to Landlord hereunder, the Security Deposit and/or Letter of Credit or the remaining proceeds therefrom, as applicable, shall be returned to Tenant within sixty (60) days after the end of the Term, less any portion thereof which may have been utilized by Landlord to cure any default or applied to any actual damage suffered by Landlord.

8.RESERVED

9.UTILITIES, HVAC; WASTE REMOVAL

9.1Electricity

Commencing on the Commencement Date, Tenant shall pay all charges for electricity furnished to the Premises and/or any equipment exclusively serving the Premises as additional rent, based on applicable check metering equipment.  Tenant shall, at Tenant’s sole cost and expense, maintain and keep in good order, condition and repair any metering equipment.  Tenant shall pay the full amount of any charges attributable to such meter on or before the due date therefor directly and/or reimburse Landlord for any such charges it pays directly.

9.2Water

The Building will be connected to the Cambridge municipal water system.  The costs of water and sewer for the Building are included in Operating Costs.

9.3Gas

Landlord shall provide a connection for natural gas service capacity for base Building systems and Tenant’s use in the Premises at all times during the Term. Tenant shall, at Tenant’s expense, furnish and install in a location approved by Landlord in or near the Premises such necessary metering equipment approved by Landlord to measure gas furnished to the Premises and any equipment exclusively serving the same.  Tenant, at Tenant’s expense, shall maintain and keep in good repair and condition such gas meter equipment. Commencing on the Rent Commencement Date, Tenant shall pay the full amount of any charges attributable to such meter(s) on or before the due date therefor directly to the supplier thereof.

9.4Heat, Ventilating and Air Conditioning

(a)General. Consistent with the levels provided by first class combination office and laboratory buildings in the East Cambridge area, Landlord shall provide to the Common Areas and the Premises HVAC service as follows: (i) with respect to those portions of the Premises dedicated to laboratory use, heat and air conditioning and general exhaust and ventilation 365 days per year, twenty-four (24) hours per day, seven (7) days per week, and (ii) with respect to those portions of the Premises dedicated to office use, heat and air conditioning during Business Hours.  It is expressly acknowledged and agreed that Tenant shall be solely responsible for (A) cooling any data center, server rooms and any other similar areas located in the Premises beyond the standard level of cooling provided, and (B) specialty exhaust, including without limitation exhaust for H2 rooms, radiation hoods and isotope hoods, vivarium, chemical storage rooms which require Class I, Division II classification, if any, and any other special rooms or special Tenant equipment. All costs incurred by Landlord to provide HVAC service to the Premises shall be reimbursed by Tenant to Landlord as additional rent.  Such costs shall include the cost of all utility services used in the operation of the HVAC system(s) providing HVAC service to the Premises and all costs incurred by Landlord in the operation, maintenance, and repair of such system(s).  In addition, to the extent Tenant requires air conditioning service to the office portion of the Premises outside of Business Hours, Tenant shall pay to Landlord as additional rent, a charge reasonably calculated to represent the additional wear and tear to the base Building HVAC system arising from Tenant’s use thereof outside of Business Hours.  Landlord shall allocate to the Premises a portion of the total amount of such costs incurred with respect to the Building based upon the cubic footage of heated, chilled, and fresh air distributed in the Premises as indicated by the energy management system serving the Building as a percentage of the aggregate cubic footage of heated, chilled, and fresh air distributed in the entire Building for the applicable period.  Tenant shall pay such costs monthly, together with monthly installments of Base Rent, on an estimated basis in amounts from time to time reasonably determined by Landlord.  From time to time, and at least annually, Landlord shall deliver to Tenant a reasonably detailed statement of the actual amount of such costs for the period of time since the prior statement, together with a statement of the amounts paid by Tenant on an estimated basis toward such costs as aforesaid.  If such statement indicates that the estimated amounts paid by Tenant are less than Tenant’s allocable share of the actual amount of such costs for such period of time, then Tenant shall pay the amount of such shortfall to Landlord within thirty (30) days after delivery of such statement.  If such statement indicates that Tenant’s estimated payments for such period of time exceed the actual amount of such costs for such year, then Landlord shall credit the excess against the next due installment(s) of additional rent payable under this Section 9.4.  Whenever the air conditioning systems are in operation, Tenant agrees to use reasonable efforts to lower and close the blinds or drapes when necessary because of the sun’s position, and to cooperate fully with Landlord with regard to, and to abide by all the reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of the air conditioning systems.

(b)Additional Requirements. In the event Tenant requires additional air conditioning in excess of the normal operating capacity of the base Building HVAC system specified on Exhibit 6 for (i) personal computers in excess of an average of one personal computer per person in occupancy of the Premises, (ii) equipment or business machines, (iii) meeting rooms or server rooms, (iv) laboratory and research and development uses or (v) other special purposes, or because of occupancy, then any additional air conditioning units, chillers, condensers, compressors, ducts, piping and other equipment may be installed by Landlord or, at Landlord’s election, by Tenant with Landlord’s supervision, in either case at Tenant’s sole cost and expense, but only if, in Landlord’s reasonable judgment, the same will not (A) cause damage or injury to the Building, (B) create a dangerous or hazardous condition, (C) unreasonably or materially interfere with or disturb other tenants, nor (D) entail excessive or unreasonable alterations or repairs.  Tenant shall reimburse Landlord, as additional rent hereunder, for the cost incurred by Landlord in installing, maintaining and operating such additional air conditioning equipment and the charges for all utilities consumed thereby.

9.5Other Utilities; Utility Information

Subject to Landlord’s reasonable rules and regulations governing the same, Tenant shall obtain and pay, as and when due, for all other utilities and services consumed in and/or furnished to the Premises, together with all taxes, penalties, surcharges and maintenance charges pertaining thereto.  Within ten (10) business days after Landlord’s request from time to time, Tenant shall provide Landlord with reasonably detailed information regarding Tenant’s utility usage in the Premises.

9.6Interruption or Curtailment of Utilities

(a)When necessary by reason of accident or emergency, or for repairs, alterations, replacements or improvements which in the reasonable judgment of Landlord are desirable or necessary to be made, Landlord reserves the right, upon no less than twenty-four (24) hours’ notice except in the event of an emergency, to interrupt, curtail, or stop (i) the furnishing of hot and/or cold water, (ii) the operation of the plumbing and electric systems, and/or (iii) the HVAC services.  Landlord shall exercise reasonable diligence to eliminate the cause of any such interruption, curtailment, stoppage or suspension, but, except as set forth herein, there shall be no diminution or abatement of Rent or other compensation due from Landlord to Tenant hereunder, nor shall this Lease be affected or any of Tenant’s obligations hereunder reduced, and Landlord shall have no responsibility or liability for any such interruption, curtailment, stoppage, or suspension of services or systems.

(b)Notwithstanding anything to the contrary in this Lease contained, if the Premises shall lack any service which Landlord is required to provide hereunder, or if Tenant's use and occupancy of the Premises or any part thereof shall be disturbed in violation of Section 23 hereof (thereby rendering the Premises or a portion thereof substantially untenantable) such that, for the duration of the Landlord Service Interruption Cure Period (hereinafter defined), the continued operation in the ordinary course of Tenant’s business in any portion of the Premises is materially and adversely affected, and if Tenant ceases to use the affected portion of the Premises (the “Affected Portion”) during the period of untenantability as the direct result of such lack of service or disturbance, then, provided that Tenant ceases to use the Affected Portion during the entirety of the Landlord Service Interruption Cure Period and that such untenantability and Landlord's inability to cure such condition is not caused by the fault or neglect of any of the Tenant Parties, Base Rent shall thereafter be abated in proportion to such untenantability until the day such condition is completely corrected. For purposes hereof, the “Landlord Service Interruption Cure Period” shall be defined as five (5) consecutive business days after Landlord’s receipt of written notice from Tenant of the condition causing untenantability in the Affected Portion. The provisions of this Section 9.6(b) shall not apply in the event of untenantability caused by causes beyond Landlord’s control or if Landlord is unable to cure such condition as the result of causes beyond Landlord’s control.  The terms and provisions of this Section 9.6(b) shall be Tenant’s sole and exclusive remedy in the event of any breach by Landlord of Section 9.6.

9.7Telecommunications Providers

Landlord shall permit access to the Building to Tenant’s Landlord- approved telecommunications service providers, such approval not to be unreasonably withheld, conditioned or delayed, and shall allow such telecommunications providers to reasonably install, maintain and operate its telecommunications equipment and cabling in the Building, subject to reasonable rules and regulations imposed by Landlord from time to time.  Tenant is solely responsible for contracting for telecommunications services to the Premises with the telecommunications service provider(s) that will serve the Building, and Landlord shall have no liability to Tenant whatsoever for any disruption to, or interference with, telecommunications services to the Premises.

9.8Trash Removal

Throughout the Term, Tenant shall, at its sole cost and expense keep any Trash in vermin-proof containers within the interior of the Premises until removed. Tenant, at its sole cost and expense, shall furnish a service for recycling and removal of Trash from the Premises.  If any Legal Requirements or the trash removal company requires that any substances in the Premises be disposed of separately from ordinary trash, Tenant shall make arrangements at Tenant’s expense for such disposal directly with a qualified and licensed disposal company at a lawful disposal site. Tenant shall locate the Trash dumpster serving the Building in a location reasonably acceptable to Landlord.  Landlord hereby agrees that the location of the Trash dumpster as of the Execution Date is an acceptable location.

9.9Landlord Services

Subject to reimbursement pursuant to Section 5.2 above, and subject further to Landlord’s Force Majeure, Landlord shall provide the services described in Exhibit 10 attached hereto and made a part hereof (“Landlord’s Services”).  All costs incurred in connection with the provision of Landlord’s Services shall be included in Operating Costs, except to the extent specifically excluded in such Exhibit 7.

10.MAINTENANCE AND REPAIRS

10.1Maintenance and Repairs by Tenant

Tenant shall keep the Premises (including all electronic, phone and data cabling and related equipment serving the Premises), fixtures, lighting, electrical equipment and wiring, non-structural walls, interior windows, floor coverings, doors and door frames and plate glass (provided that Landlord shall have the right to repair plate glass at Tenant’s cost) neat and clean and free of insects, rodents, vermin and other pests and, subject to Section 9.7 above, Trash, and in such good repair, order and condition as the same are in on the Commencement Date or in such better condition as the Premises may be put in during the Term, reasonable wear and tear and damage by insured Casualty excepted.  Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the proper maintenance and repair of all building systems, sanitary, electrical, heating, air conditioning, plumbing, security or other systems and of all equipment and appliances, including the HVAC air distribution systems (excluding only the Base Building Systems, as hereinafter defined), provided that Landlord shall have the right to repair the same at Tenant’s cost.  Tenant agrees to provide regular maintenance by contract with a reputable qualified service contractor for the heating and air conditioning, electrical, plumbing and life-safety equipment servicing the Premises. Such maintenance contract and contractor shall be subject to Landlord’s reasonable approval. Tenant, at Landlord’s request, shall at reasonable intervals provide Landlord with copies of such contracts and maintenance and repair records and/or reports.

10.2Maintenance and Repairs by Landlord

Except as otherwise provided in Article 15, and subject to Tenant’s obligations in Section 10.1 above, Landlord shall maintain the roof, Building structure (including the foundation, structural floor slabs and columns), exterior window frames, loading dock(s), Parking Area, and the Building’s central heating and cooling plant and central electrical, plumbing and mechanical systems, including the elevators (collectively, the “Base Building Systems”) in reasonable repair, order and condition  and in compliance with Legal Requirements.    All costs incurred by Landlord under this Section 10.2 shall be included in Operating Costs as provided in Section 5.2 except to the extent specifically excluded in such Exhibit 7.

10.3Accidents to Sanitary and Other Systems

Tenant shall give to Landlord prompt notice of any fire or accident in the Premises or in the Building and of any damage to, or defective condition in, any part or appurtenance of the Building including the sanitary, electrical, ventilation, heating and air conditioning or other systems located in, or passing through, the Premises.  Except as otherwise provided in Article 15, and subject to Tenant’s obligations in Section 10.1 above, such damage or defective condition shall be remedied by Landlord with reasonable diligence, but, subject to Section 14.5 below, if such damage or defective condition was caused by any of the Tenant Parties, the cost to remedy the same shall be paid by Tenant.

10.4Floor Load--Heavy Equipment

Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot of area which such floor was designed to carry and which is allowed by Legal Requirements.  Landlord reserves the right to prescribe the weight and position of all safes, heavy machinery, heavy equipment, freight, bulky matter or fixtures (collectively, “Heavy Equipment”), which shall be placed so as to distribute the weight.  Heavy Equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient in Landlord’s reasonable judgment to absorb and prevent vibration, noise and annoyance. Tenant shall not move any Heavy Equipment into or out of the Building without giving Landlord prior written notice thereof and observing all of Landlord’s Rules and Regulations with respect to the same.  If such Heavy Equipment requires special handling, Tenant agrees to employ only persons holding a Master Rigger’s License to do said work, and that all work in connection therewith shall comply with Legal Requirements.  Any such moving shall be at the sole risk and hazard of Tenant and Tenant will defend, indemnify and save Landlord and Landlord’s agents (including its property manager), contractors and employees (collectively with Landlord, the “Landlord Parties”) harmless from and against any and all claims, damages, judgments, losses, penalties, costs, expenses and fees (including reasonable legal fees) (collectively, “Claims”) resulting directly or indirectly from such moving.  Proper placement of all Heavy Equipment in the Premises shall be Tenant’s responsibility.

11.ALTERATIONS AND IMPROVEMENTS BY TENANT

11.1Landlord’s Consent Required

Tenant shall not make any alterations, decorations, installations, removals, additions or improvements, including a vivarium not to exceed 3,500 square feet, (collectively, “Alterations”) in or to the Premises without Landlord’s prior written approval of the contractor(s), written plans and specifications, a time schedule therefor and the items listed in Exhibit 11 attached hereto and made a part hereof.  Landlord reserves the right to require that Tenant use Landlord’s preferred vendor(s) for any Alterations that involve roof penetrations, alarm tie-ins, sprinklers, fire alarm and other life safety equipment.  Tenant shall not make any amendments or additions to plans and specifications approved by

Landlord without Landlord’s prior written consent.  Landlord’s approval of non-structural Alterations shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, Landlord may withhold its consent in its sole discretion (a) to any Alteration to or affecting the roof and/or building systems, (b) with respect to matters of aesthetics relating to Alterations to or affecting the exterior of the Building, (c) to any Alteration affecting the Building structure, and (d) to any Alteration enlarging the rentable square footage of the Premises.  Notwithstanding the foregoing, Landlord’s consent shall not be required with respect to any Alterations that are purely decorative in nature nor with respect to any Alterations costing less than $50,000 in any one instance ($150,000 in the aggregate per year), up to a maximum of three (3) such Alterations per year, so long as such Alterations do not affect the roof, Building systems or Building exterior or require the issuance of a building permit or any other governmental approval (each, a “Permitted Alteration”), provided Tenant shall provide Landlord with reasonably detailed prior written notice thereof.  Tenant shall be responsible for all elements of the design of Tenant’s plans (including compliance with Legal Requirements, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design.  In seeking Landlord’s approval, Tenant shall provide Landlord, at least fourteen (14) business days in advance of any proposed construction, with, to the extent applicable, plans, specifications, bid proposals, certified stamped engineering drawings and calculations by Tenant’s engineer of record or architect of record (including connections to the Building’s structural system, modifications to the Building’s envelope, non-structural penetrations in slabs or walls, and modifications or tie-ins to life safety systems), code compliance certifications, work contracts, requests for laydown areas and such other information concerning the nature and cost of the Alterations as Landlord may reasonably request.  Landlord shall have no liability or responsibility for any claim, injury or damage alleged to have been caused by the particular materials (whether building standard or non-building standard), appliances or equipment selected by Tenant in connection with any work performed by or on behalf of Tenant.  Except as otherwise expressly set forth herein, all Alterations shall be done at Tenant’s sole cost and expense and at such times and in such manner as Landlord may from time to time reasonably designate.  To the extent applicable, Tenant shall provide Landlord with reproducible record drawings (in CAD format) of all Alterations (including the Tenant Improvements) within sixty (60) days after completion thereof.  If Tenant shall make any Alterations, including a vivarium, then Landlord may elect, not later than the time of Landlord’s approval thereof (or as soon as reasonably possible and in any event within thirty (30) days after receipt of reasonably detailed notice regarding any Permitted Alterations), to require Tenant at the expiration or sooner termination of the Term to restore the Premises to substantially the same condition as existed immediately prior to the Alterations, provided however, if Landlord has elected pursuant to this sentence to require Tenant to remove the Alterations at the expiration or sooner termination of the Term, Landlord, in its sole discretion, may elect at any time prior to the at the expiration or sooner termination of the Term for Tenant to pay to Landlord fifty percent (50%) of the restoration costs with respect to any such Alterations, as such costs are reasonably determined by Landlord, in lieu of Tenant being required to remove such Alteration. If Landlord does not timely elect to require such removal, then any such Alterations shall become part of the Premises upon installation, and shall be surrendered with the Premises at the end of the Term.  Subject to the terms and conditions set forth in this Article 11, Tenant shall have the right to install and maintain a card access system in the Premises.  Tenant, at its sole cost and expense, shall furnish to Landlord a reasonable number of devices required to access the Premises.

11.2Supervised Work

Landlord and Tenant recognize that to the extent Landlord permits Tenant to perform any Alterations outside the Premises and/or affecting the Building systems, or if required by Legal Requirements, Landlord may need to make arrangements to have supervisory personnel on site.  Accordingly, Landlord and Tenant agree as follows:  Tenant shall give Landlord at least two (2) business days’ prior written notice of any proposed Alterations outside the Premises and/or affecting the Building systems (the “Supervised Work”).  Tenant shall reimburse Landlord, within thirty (30) days after demand therefor, for the reasonable cost of Landlord’s supervisory personnel overseeing the Supervised Work.

11.3Harmonious Relations

Tenant agrees that it will not, either directly or indirectly, use any contractors and/or materials if their use will create any difficulty, whether in the nature of a labor dispute or otherwise, with other contractors and/or labor engaged by Tenant or Landlord or others in the construction, maintenance and/or operation of the Property or any part thereof.  In the event of any such difficulty, upon Landlord’s request, Tenant shall cause all contractors, mechanics or laborers causing such difficulty to leave the Property immediately.

11.4Liens

No Alterations shall be undertaken by Tenant until Tenant has made provision for written waiver of liens from all contractors for such Alteration and taken other appropriate protective measures approved and/or required by Landlord.  If the cost of such Alteration exceeds $50,000, then Tenant shall either: (a) demonstrate to Landlord, to Landlord’s reasonable satisfaction, that Tenant is able to pay for the cost of such Alteration, or (b) provide to Landlord security, in form and amount reasonably satisfactory to Landlord (such as a letter or credit, escrowed funds, payment, surety payment and performance bonds or a guaranty) securing Tenant’s obligation to pay the entire cost of such Alterations.  Any mechanic’s lien filed against the Premises or the Building for work claimed to have been done for, or materials claimed to have been furnished to, Tenant shall be discharged by Tenant within ten (10) days after Tenant has received written notice of such filing, at Tenant’s expense, by paying such amount described in such mechanics lien or filing a bond required by law or otherwise.

11.5General Requirements

Unless Landlord and Tenant otherwise agree in writing, Tenant shall (a) obtain Landlord’s written approval (which approval shall not be unreasonably withheld, conditioned or delayed) of any and all building permit applications relating to Alterations to the Premises prior to submission thereof; (b)  procure or cause others to procure on its behalf all necessary permits before undertaking any Alterations in the Premises and provide copies thereof to Landlord; (c) perform all of such Alterations in a good and workmanlike manner, employing materials of good quality and in compliance with Landlord’s construction rules and regulations, all insurance requirements of this Lease, and Legal Requirements; and (d) defend, indemnify and hold the Landlord Parties harmless from and against any and all Claims occasioned by or growing out of such Alterations.  Tenant shall cause contractors employed by Tenant to (i) carry the insurance specified in Exhibit 11A and (ii) submit certificates evidencing such coverage to Landlord prior to the commencement of any such Alterations.  Tenant shall cause its contractors, suppliers, and vendors to comply with Landlord’s reasonable requirements prior to entering the Premises, which may include executing Landlord’s customary right of entry agreement.  If Landlord reasonably determines that, in connection with Alterations by Tenant, (A) any base Building system (including the fire alarm system) should be or is required to be shut down, and/or (B) base Building mechanical system filters be changed pre- or post-construction, Tenant shall reimburse Landlord for the reasonable out-of-pocket costs incurred by Landlord in connection therewith.

12.SIGNAGE

12.1Restrictions

Landlord, at its sole cost and expense, shall provide code-compliant egress signage.  Tenant shall have the right to install Building standard signage identifying Tenant’s business at the entrance to the Premises, which signage shall be (a) at Tenant’s sole cost and expense, and (b) subject to Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) with respect to size, location, and design thereof.  Provided that Tenant is occupying at least fifty percent (50%) of the rentable area of the Building, Tenant shall also have the exclusive right to install signage identifying Tenant’s business on the exterior of the Building (a) at Tenant’s sole cost and expense and (b) subject to (i) all Legal Requirements and (ii) Landlord’s review and prior written approval or the plans and specifications thereof, which approval shall not be unreasonably withheld, conditioned or delayed.  The foregoing exterior signage right is personal to Intellia Therapeutics, Inc. or any assignee of this Lease pursuant to a Transfer under Section 13.7 below.  Subject to the foregoing, Tenant shall not place or suffer to be placed or maintained on the exterior of the Building, or any part of the interior of the Building visible from the exterior thereof, any sign, banner, advertising matter or any other thing of any kind, and shall not place or maintain any decoration, letter or advertising matter on the glass of any window or door of the Premises without first obtaining Landlord’s written approval which approval shall not be unreasonably withheld, conditioned or delayed. As part of Landlord’s Base Building Work, Landlord has provided Tenant with building standard window blinds, and Tenant may not remove such building standard blinds without Landlord’s prior written consent.

13.ASSIGNMENT, MORTGAGING AND SUBLETTING

13.1Landlord’s Consent Required

Tenant shall not, without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole discretion, mortgage or otherwise encumber this Lease or the Premises in whole or in part.  Except as expressly otherwise set forth in Section 13.7 below, Tenant shall not, without Landlord’s prior written consent, assign, sublet, license or transfer this Lease or the Premises in whole or in part whether by changes in the ownership or control of Tenant, or any direct or indirect owner of Tenant, whether at one time or at intervals, by sale or transfer of stock, partnership or beneficial interests, operation of law or otherwise, or permit the occupancy of all or any portion of the Premises by any person or entity other than Tenant’s employees (each of the foregoing, a “Transfer”).  Any purported Transfer made without Landlord’s consent, if required hereunder, shall be void and confer no rights upon any third person, provided that if there is a Transfer, Landlord may collect rent from the transferee without waiving the prohibition against Transfers, accepting the transferee, or releasing Tenant from full performance under this Lease.  In the event of any Transfer in violation of this Article 13, Landlord shall have the right to terminate this Lease upon thirty (30) days’ written notice to Tenant given within sixty (60) days after receipt of written notice from Tenant to Landlord of any Transfer, or within one (1) year after Landlord first learns of the Transfer if no notice is given. No Transfer shall relieve Tenant of its primary obligation as party Tenant hereunder, nor shall it reduce or increase Landlord’s obligations under this Lease.

13.2Landlord’s Recapture Right

(a)Subject to Section 13.7 below, Tenant shall, prior to making an assignment of Tenant’s interest in this Lease or offering or advertising either (i) fifty percent (50%) or more of the Premises or (ii) the entire second (2nd) floor of the Building for a Transfer or accepting an offer for a Transfer with respect to either (i) fifty percent (50%) or more of the Premises or (ii) the entire second (2nd) floor of the Building, give a written notice (the “Recapture Notice”) to Landlord which: (a) states that Tenant desires to make a Transfer with respect to either (i) fifty percent (50%) or more of the Premises or (ii) the entire second (2nd) floor of the Building, as applicable, (b) identifies the affected portion of the Premises (the “Recapture Premises”), or indicates that Tenant proposes to assign its interest in this Lease (for purposes of clarity, a Transfer to an Affiliated Entity or Successor as described in Section 13.7 below or a Transfer with respect to less than fifty percent (50%) of the Premises, provided such Transfer is not with respect to the entire second (2nd) floor of the Building, shall not require a Recapture Notice nor give Landlord any right to recapture the Premises (or any portion thereof)), and (c) offers to Landlord to terminate this Lease with respect to the Recapture Premises. Landlord shall have fifteen (15) business days within which to respond to the Recapture Notice.  In the event Landlord fails to respond to such Recapture Notice within such fifteen (15) business day period, Landlord shall be deemed to have waived its right to recapture the Recapture Premises with respect to such particular Transfer.  However, in the event Landlord elects to accept the offer set forth in the Recapture Notice, Landlord and Tenant shall enter into an amendment of this Lease documenting such recapture within thirty (30) days following Landlord’s exercise of such recapture right, subject to Section 13.2(c) below. For the purposes of this Section 13.2, business days shall exclude those days occurring on or between December 23 and January 1 in any calendar year.

(b)If Tenant does not enter into a Transfer on the terms and conditions contained in the Recapture Notice on or before the date which is one hundred eighty (180) days after the earlier of:
(x) the expiration of the 15-business day period specified in Section 13.2(a) above, or (y) the date that Landlord notifies Tenant that Landlord will not accept Tenant’s offer contained in the Recapture Notice, time being of the essence, then prior to entering into any Transfer after such 180-day period, Tenant must deliver to Landlord a new Recapture Notice in accordance with Section 13.2(a) above.

(c)Notwithstanding anything to the contrary contained herein, if Landlord notifies Tenant that it accepts the offer contained in the Recapture Notice or any subsequent Recapture Notice, Tenant shall have the right, for a period of fifteen (15) days following receipt of such notice from Landlord, time being of the essence, to notify Landlord in writing that it wishes to withdraw such offer and this Lease shall continue unmodified and in full force and effect.

13.3Standard of Consent to Transfer

Subject to Landlord’s rights set forth in Section 13.2 to terminate the Lease or suspend the Term, Landlord agrees that, subject to the provisions of this Article 13, Landlord shall not unreasonably withhold, condition or delay its consent to a Transfer at fair market rent and otherwise on the terms contained in the Recapture Notice.  It shall be reasonable for Landlord to withhold its consent to a Transfer (a) if the proposed assignee or sublessee, as the case may be (a “Transferee”) will not use the Premises for the Permitted Uses, or (b) if, in Landlord’s reasonable opinion: the Transferee (i) does not have a tangible net worth and other financial indicators sufficient to meet the Transferee’s obligations under the Transfer instrument in question; (ii) does not have a business reputation compatible with the operation of a first-class combination laboratory, research, development and office building; and/or (c) intends to use the space subject to the Transfer for a use that violates any exclusive or restrictive use provisions then in effect with respect to any portion of the Property.

13.4Listing Confers no Rights

The listing of any name other than that of Tenant, whether on the doors of the Premises or on the Building directory, or otherwise, shall not operate to vest in any such other person, firm or corporation any right or interest in this Lease or in the Premises or be deemed to effect or evidence any consent of Landlord, it being expressly understood that any such listing is a privilege extended by Landlord revocable at will by written notice to Tenant.

13.5Profits In Connection with Transfers

Excluding any Transfer to an Affiliated Entity or Successor, as described in Section 13.7 below, that is a bona fide transaction without the intent to evade the purposes of this Section 13.5, Tenant shall, within thirty (30) days of receipt thereof, pay to Landlord fifty percent (50%) of any rent, sum or other consideration to be paid or given in connection with any Transfer, either initially or over time, after deducting the reasonable out-of-pocket legal fees, brokerage commissions, marketing expenses, tenant improvement funds expended by Tenant, alterations, cash concessions and free rent actually paid by Tenant and unamortized improvements paid for by Tenant in connection with such Transfer, in excess of Rent hereunder as if such amount were originally called for by the terms of this Lease as additional rent with such amount being amortized on a straight line basis over the term of any sublease, or with respect to any assignment of this Lease, the remaining Term.  Landlord and Tenant shall mutually agree on the amount of the payments set forth in this Section 13.5 prior to Tenant entering into any sublease or assignment.

13.6Prohibited Transfers

Notwithstanding any contrary provision of this Lease, Tenant shall have no right to make a Transfer unless on both (i) the date on which Tenant notifies Landlord of its intention to enter into a Transfer and (ii) the date on which such Transfer is to take effect, there is not a Tenant monetary default or non-monetary Event of Default.  Notwithstanding anything to the contrary contained herein, Tenant agrees that in no event shall Tenant make a Transfer to (a) any government agency; or (b) any tenant, subtenant or occupant of other space in the Property; or (c) any entity with whom Landlord, or any affiliate of Landlord shall have negotiated for space in the Property, or in any such affiliate’s properties, in the six (6) months immediately preceding such proposed Transfer.

13.7Permitted Transfers

Provided no default of Tenant then-exists, Tenant shall have the right to make a Transfer without obtaining Landlord’s prior written consent, to (a) an Affiliated Entity (hereinafter defined) so long as such entity remains in such relationship to Tenant, and (b) a Successor, provided that (i) Tenant shall notify Landlord in writing at least thirty (30) days prior to the effectiveness of such Transfer to the extent not prohibited by Legal Requirements or any applicable transaction documents (in which case, Tenant shall notify Landlord in writing promptly following the expiration of any such prohibition), which such notice shall include (A) with respect to a Transfer to an Affiliated Entity, evidence reasonably satisfactory to Landlord that such Affiliated Entity has the financial wherewithal to meet its obligations under this Lease, that it meets the definition of Affiliated Entity under clause (yy) of this Section 13.7 and that such Affiliated Entity has a Tangible Net Worth (as hereinafter defined) that satisfies the requirements of this Section 13.7, or (B) with respect to a Transfer to a Successor, evidence reasonably satisfactory to Landlord that such Successor has a Tangible Net Worth (as hereinafter defined) that satisfies the requirements of this Section 13.7, (ii) prior to or simultaneously with any assignment pursuant to this Section 13.7, such Affiliated Entity or Successor, as the case may be, and Tenant execute and deliver to Landlord an assignment and assumption agreement in form and substance reasonably acceptable to Landlord whereby such Affiliated Entity or Successor, as the case may be, shall agree to be independently bound by and upon all the covenants, agreements, terms, provisions and conditions set forth in the Lease on the part of Tenant to be performed, and whereby such Affiliated Entity or Successor, as the case may be, shall expressly agree that the provisions of this Article 13 shall, notwithstanding such Transfer, continue to be binding upon it with respect to all future Transfers, and (iii) such Affiliated Entity or Successor, as the case may be, has a net worth, computed in accordance with generally accepted accounting principles consistently applied, at least equal to the greater of (1) the Tangible Net Worth of Tenant immediately prior to such Transfer, or (2) the Tangible Net Worth of Tenant herein named on the

Execution Date.  For the purposes hereof, an “Affiliated Entity” shall be defined as any entity (xx) that has the financial wherewithal to meet its obligations under the Transfer instrument; and (yy) which is controlled by, is under common control with, or which controls Tenant.  As used herein, “control” means direct or, either together with others acting as a group or otherwise, indirect ownership or possession of the right or power, by vote of stockholders or directors, or by contract, agreement or other arrangements, or otherwise, to direct, determine, prevent or otherwise dictate managerial, operational or other actions or activities of any such person, firm or corporation.  For the purposes hereof, “Successor” shall mean any entity into or with which Tenant is merged or with which Tenant is consolidated or which results from any other form of corporate reorganization or which acquires all or substantially all of Tenant’s stock or assets, provided that the surviving entity shall have a net worth and other financial indicators sufficient to meet Tenant’s obligations hereunder.  For the purposes hereof, “Tangible Net Worth” shall mean the excess of total assets over total liabilities (in each case, determined in accordance with GAAP) excluding from the determination of total assets all assets which would be classified as intangible assets under GAAP, including goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises. Notwithstanding the provisions of this Section 13.7, no transaction or series of transactions which are effected solely for the purpose of qualifying as a transaction which does not require Landlord’s consent (i.e. and thereby avoiding the operation of the provisions of this Article 13) shall be permitted pursuant to this Section 13.7.

13.8Investment Policies

Notwithstanding anything to the contrary contained herein, Tenant may not enter into any Transfer with any person or entity if the identity of such person or entity is inconsistent with the written investment policies of Landlord and/or Landlord’s parent (as the same may change from time to time) as provided to Tenant by Landlord prior to Landlord’s receipt of Tenant’s notice of such proposed Transfer, and any such Transfer shall be void ab initio.  The provisions of this Section 13.8 shall apply to all Transferees, including Affiliated Entities and Successors. Notwithstanding the foregoing, the provisions of this Section 13.8 shall be of no further force and effect if Landlord and/or Fee Owner are no longer affiliates of Massachusetts Institute of Technology.

14.INSURANCE; INDEMNIFICATION; EXCULPATION

14.1Tenant’s Insurance

Tenant shall procure, pay for and keep in force throughout the Term (and for so long thereafter as Tenant remains in occupancy of the Premises) commercial general liability insurance and such other insurance specified on Exhibit 12 attached hereto.

During all construction by Tenant at the Premises (including the Tenant Improvements and any Alterations), the insurance required in Exhibit 11A must be in place.

14.2Landlord’s Insurance

Landlord shall take out and maintain in force throughout the Term hereof, in a company or companies authorized to do business in the Commonwealth of Massachusetts: (a) property insurance on the Building (exclusive of Tenant’s Property (as defined in Exhibit 12), Tenant-Insured Improvements and alterations made by other tenants or occupants) in an amount equal to the full replacement value of the Building (exclusive of foundations and those items set forth in the preceding parenthetical in this sentence), covering fire, vandalism, malicious mischief, extended coverage and so-called “special form” or special cause of loss property insurance; and (b) commercial general liability insurance against claims of bodily injury, personal injury and property damage arising out of Landlord’s operation of the Building in such amount as a prudent owner of similar property would carry or as otherwise required by any Mortgagee.  The foregoing insurance may be maintained in the form of a blanket policy covering the Building as well as other properties owned by Landlord and Landlord’s affiliates.  Notwithstanding the foregoing provisions of this Section 14.2, Landlord shall have the right to self-insure all or any portion of the coverages required by this Section 14.2 so long as (i) Landlord is, or is affiliated with, Massachusetts Institute of Technology, or (ii) Landlord (or the entity controlling Landlord) has a tangible net worth equal to or greater than Five Hundred Million Dollars ($500,000,000).

14.3Waiver of Subrogation; Mutual Release

Landlord and Tenant each hereby waives on behalf of itself and its property insurers (none of which shall ever be assigned any such claim or be entitled thereto due to subrogation or otherwise) any and all rights of recovery, claim, action, or cause of action against the other and its agents, officers, servants, partners, shareholders, or employees (collectively, the “Related Parties”) for any loss or damage (excluding rights of recovery, claims, actions, and causes of action relating to damage to the roof of the Building caused by Tenant  but including rights of recovery, claims, actions, and causes of action relating to damage to the roof of the Building caused by any Casualty (hereinafter defined)) that may occur to or within the Premises or the Building or any improvements thereto, or any personal property of such party therein which is insured against under any property insurance policy actually being maintained by the waiving party from time to time, even if not required hereunder, or which would be insured against under the terms of any insurance policy required to be carried or maintained by the waiving party hereunder, whether or not such insurance coverage is actually being maintained, including, in every instance, such loss or damage that may be caused by the negligence of the other party hereto and/or its Related Parties.  Landlord and Tenant hereby waives on behalf of itself and its liability insurers (none of which shall ever be assigned any such claim or be entitled thereto due to subrogation or otherwise) any and all rights of recovery, claim, action, or cause of action against the other and/or its Related Parties for any liability, loss or damage that is insured against under any liability insurance policy actually being maintained by such from time to time, even if not required hereunder, or which would be insured against under the terms of any insurance policy required to be carried or maintained by such party hereunder, whether or not such insurance coverage is actually being maintained, including, in every instance, such loss or damage that may be caused by the negligence of the other party and/or its Related Parties.  Landlord and Tenant each agrees to cause appropriate clauses to be included in its insurance policies necessary to implement the foregoing provisions.

14.4Indemnification

(a)Except to the extent caused by the gross negligence or willful misconduct of Landlord or the Landlord Parties, but subject to Massachusetts General Laws Chapter 186, Section 15, Tenant shall defend, indemnify and save the Landlord Parties harmless from and against any and all Claims asserted by or on behalf of any person, firm, corporation or public authority arising from:

(i)Tenant’s breach of any covenant or obligation under this Lease;

(ii)Any injury to or death of any person, or loss of or damage to property, sustained or occurring in, upon, at or about the Premises or the Building;

(iii)Any injury to or death of any person, or loss of or damage to property (A) arising out of the use or occupancy of the Premises or the Property by and/or (B) caused by or arising from the negligence or willful misconduct of any of the Tenant Parties; and

(iv)On account of or based upon any work or thing whatsoever done (other than by Landlord or any of the Landlord Parties) at the Premises during the Term and during the period of time, if any, prior to the Commencement Date that any of the Tenant Parties may have been given access to the Premises.

(b)Except to the extent caused by the negligence or willful misconduct of any of the Tenant Parties, Landlord shall, subject to Sections 14.3, 20.9 and 25.9 hereof, defend, indemnify and save Tenant harmless from and against any and all Claims asserted by or on behalf of any person, firm, corporation or public authority to the extent directly arising from (i) Landlord’s breach of any covenant or obligation under this Lease, or (ii) any injury to or death of any person or loss of or damage to property occurring within or about the Premises caused by or arising from the gross negligence or willful misconduct of Landlord or any of the Landlord Parties (but subject to Massachusetts General Laws Chapter 186, Section 15).

14.5Property of Tenant

Tenant covenants and agrees that, to the maximum extent permitted by Legal Requirements, all of Tenant’s Property at the Premises shall be at the sole risk and hazard of Tenant, and that if the whole or any part thereof shall be damaged, destroyed, stolen or removed from any cause or reason whatsoever, no part of said damage or loss shall be charged to, or borne by, Landlord, except, subject to Section 14.5 hereof, to the extent such damage or loss is due to the negligence or willful misconduct of any of the Landlord Parties.

14.6Limitation of Landlord’s Liability for Damage or Injury

Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, air contaminants or emissions, electricity, electrical or electronic emanations or disturbance, water, rain or snow or leaks from any part of the Building or from the pipes, appliances, equipment or plumbing works or from the roof, street or sub-surface or from any other place or caused by dampness, vandalism, malicious mischief or by any other cause of whatever nature, except to the extent caused by or due to the negligence or willful misconduct of any of the Landlord Parties, and then, where notice and an opportunity to cure are appropriate (i.e., where Tenant has an opportunity to know or should have known of such condition sufficiently in advance of the occurrence of any such injury or damage resulting therefrom as would have enabled Landlord to prevent such damage or loss had Tenant notified Landlord of such condition) only after (i) notice to Landlord of the condition claimed to constitute negligence or willful misconduct, and (ii) the expiration of a reasonable time after such notice has been received by Landlord without Landlord having commenced to take all reasonable and practicable means to cure or correct such condition; and pending such cure or correction by Landlord, Tenant shall take all reasonably prudent temporary measures and safeguards to prevent any injury, loss or damage to persons or property.  Notwithstanding the foregoing, in no event shall any of the Landlord Parties be liable for any loss which is covered by insurance policies actually carried or required to be so carried by this Lease; nor shall any of the Landlord Parties be liable for any such damage caused by other tenants or persons in the Building or caused by operations in construction of any private, public, or quasi-public work; nor shall any of the Landlord Parties be liable for any latent defect in the Premises or in the Building.

14.7Tenant’s Acts--Effect on Insurance

Tenant shall not do or permit any Tenant Party to do any act or thing upon the Premises or elsewhere in the Building which will invalidate or be in conflict with any insurance policies or warranties covering the Building and the fixtures and property therein; and shall not do, or permit to be done, any act or thing upon the Premises which shall subject Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being carried on upon said Premises or for any other reason.  If by reason of Tenant’s use of the Premises or the failure of Tenant to comply with the provisions of this Lease the insurance rate applicable to any policy of insurance shall at any time thereafter be higher than it otherwise would be, Tenant shall reimburse Landlord upon demand for that part of any insurance premiums which shall have been charged because of such use or failure by Tenant, together with interest at the Default Rate until paid in full, within ten (10) days after receipt of an invoice therefor.

15.CASUALTY; TAKING

15.1Damage

If the Premises are damaged in whole or part because of fire or other insured casualty (“Casualty”), or if the Premises are subject to a taking in connection with the exercise of any power of eminent domain, condemnation, or purchase under threat or in lieu thereof (any of the foregoing, a “Taking”), then unless this Lease is terminated in accordance with Section 15.2 below, Landlord shall restore the Building and/or the Premises to substantially the same condition as existed on the Commencement Date, or in the event of a partial Taking which affects the Building and the Premises, restore the remainder of the Building and the Premises not so Taken to substantially the same condition as is reasonably feasible.  If, in Landlord’s reasonable judgment, any element of the Tenant-Insured Improvements can more effectively be restored as an integral part of Landlord’s restoration of the Building or the Premises, such restoration shall also be made by Landlord, but at Tenant’s sole cost and expense.  Subject to rights of Mortgagees, any act or omission by Tenant and/or Tenant’s agents, servants, employees, contractors, subcontractors, licensees and/or subtenants (collectively with Tenant, the “Tenant Parties”) which causes an actual delay in the performance of Landlord’s restoration, Legal Requirements then in existence and to delays for adjustment of insurance proceeds or Taking awards, as the case may be, and instances of Landlord’s Force Majeure, Landlord shall use commercially reasonable efforts to apply for any required permits within ninety (90) days of such Casualty or partial Taking and substantially complete such restoration within one (1) year after Landlord’s receipt of such required permits therefor.  Upon substantial completion of such restoration by Landlord, Tenant shall use diligent efforts to complete restoration of the Premises to substantially the same condition as existed immediately prior to such Casualty or Taking, as the case may be, as soon as reasonably possible.  Tenant agrees to cooperate with Landlord in such manner as Landlord may reasonably request to assist Landlord in collecting insurance proceeds due in connection with any Casualty which affects the Premises or the Building.  In no event shall Landlord be required to expend more than the Net (hereinafter defined) insurance proceeds Landlord receives (or amount of insurance proceeds Landlord would have received if Landlord had maintained the insurance required by this Lease) for damage to the Premises and/or the Building or the Net Taking award attributable to the Premises and/or the Building.  “Net” means the insurance proceeds or Taking award actually paid to Landlord (and not paid over to a Mortgagee) less all costs and expenses, including adjusters and attorney’s fees, of obtaining the same.  In the fiscal year in which a Casualty occurs, there shall be included in Operating Costs Landlord’s deductible under its property insurance policy.  Except as Landlord may elect pursuant to this Section 15.1, under no circumstances shall Landlord be required to repair any damage to, or make any repairs to or replacements of, any Tenant-Insured Improvements.  Notwithstanding the foregoing, in the event of a Casualty or Taking, Tenant’s obligation to pay Base Rent and additional rent shall abate (in proportion to the portion of the Premises affected by such Casualty or Taking) until the Premises are restored, provided however, Tenant shall not be entitled to such abatement of Rent for any period Tenant is entitled to receive business interruption insurance pursuant to Exhibit 12.

15.2Termination Rights

(a)Landlord’s Termination Rights.  Landlord may terminate this Lease upon thirty (30) days’ prior written notice to Tenant if:

(i)any material portion of the Building or any material means of access thereto is taken;

(ii)more than fifty percent (50%) of the Building is damaged by Casualty; or

(iii)if the estimated time to complete restoration exceeds one (1) year from the date on which Landlord receives all required permits for such restoration.

(b)Tenant’s Termination Right.  If Landlord is so required but fails to complete restoration of the Premises within the time frames and subject to the conditions set forth in Section 15.1 above, then Tenant may terminate this Lease upon thirty (30) days’ written notice to Landlord; provided, however, that if Landlord completes such restoration within thirty (30) days after receipt of any such termination notice, such termination notice shall be null and void and this Lease shall continue in full force and effect.  The remedies set forth in this Section 15.2(b) and in Section 15.2(c) below are Tenant’s sole and exclusive rights and remedies based upon Landlord’s failure to complete the restoration of the Premises as set forth herein.

(c)Either Party May Terminate.  In the case of any Casualty or Taking affecting the Premises and occurring during the last twelve (12) months of the Term, then (i) if such Casualty or Taking results in more than fifty percent (50%) of the floor area of the Premises being unsuitable for the Permitted Uses, or (ii) the damage to the Premises costs more than $1,000,000 to restore, then either Landlord or Tenant shall have the option to terminate this Lease upon thirty (30) days’ written notice to the other.  In addition, if any Mortgagee does not release sufficient insurance proceeds to cover the cost of Landlord’s restoration work, Landlord shall notify Tenant thereof.  In such event, unless Landlord or Tenant agrees in writing to cover the difference, Landlord or Tenant may terminate this Lease by written notice to the other within thirty (30) days after such notice from Landlord.

(d)Automatic Termination.  In the case of a Taking of the entire Premises, then this Lease shall automatically terminate as of the date of possession by the Taking authority.

(e)Tenant shall assign to Landlord all of its right, title and interest in and to the insurance proceeds for the Tenant Improvements, and any other Alterations (a) if the Term shall expire prior to the completion of Tenant’s restoration pursuant to Section 15.1 above, or (ii) if this Lease is terminated pursuant to any provision of this Lease prior to the completion of Tenant’s restoration pursuant to Section 15.1 above, in each case equal to the sum of (A) the unamortized amounts paid pursuant to the Work Letter by Landlord for the Tenant Improvements, and (B) the unamortized costs of any portion of any Alterations that were not designated for removal pursuant to Article 11.

(f)Notwithstanding anything to the contrary contained herein, Tenant may not terminate this Lease pursuant to this Article 15 if the Casualty in question was caused by the negligence or willful misconduct of any of the Tenant Parties.

15.3Taking for Temporary Use

If the Premises are Taken for temporary use, this Lease and Tenant’s obligations, including without limitation the payment of Rent, shall continue, subject to abatement as set forth in Section 15.1 above.  For purposes hereof, a “Taking for temporary use” shall mean a Taking of ninety (90) days or less.

15.4Disposition of Awards

Except for any separate award for Tenant’s movable trade fixtures, relocation expenses, and unamortized leasehold improvements paid for by Tenant (provided that the same may not reduce Landlord’s award), all Taking awards to Landlord or Tenant shall be Landlord’s property without Tenant’s participation, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award.  Tenant may pursue its own claim against the Taking authority.

16.ESTOPPEL CERTIFICATE.

Tenant shall at any time and from time to time within ten (10) days of receipt of Landlord’s request, execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), and the dates to which Rent has been paid in advance, if any, stating whether or not Landlord is in default in performance of any covenant, agreement, term, provision or condition contained in this Lease and, if so, specifying each such default, and such other facts as Landlord may reasonably request, it being intended that any such statement delivered pursuant hereto may be relied upon by Landlord, any prospective purchaser of the Building or of any interest of Landlord therein, any Mortgagee or prospective Mortgagee thereof, any lessor or prospective lessor thereof, any lessee or prospective lessee thereof, or any prospective assignee of any mortgage thereof.  Time is of the essence with respect to any such requested certificate, Tenant hereby acknowledging the importance of such certificates in mortgage financing arrangements, prospective sales and the like.

17.HAZARDOUS MATERIALS

17.1Prohibition

Tenant shall not, without the prior written consent of Landlord, bring or permit to be brought to or kept at, in or on the Premises or elsewhere in the Building or the Property
(a) any inflammable, combustible or explosive fluid, material, chemical or substance (except for de minimis quantities of standard office and cleaning supplies stored in compliance with Environmental Laws (hereinafter defined) and in proper containers); and (b) any Hazardous Material (hereinafter defined), other than the types and quantities of Hazardous Materials which are used by Tenant in the ordinary course of Tenant’s business and are listed on Exhibit 13 attached hereto (“Tenant’s Hazardous Materials”), provided that the same shall at all times be brought to, kept at or used in so-called ‘control areas’ (the number and size of which shall be identified in the Approved Plans which are subject to Landlord’s approval pursuant to the Work Letter) and in accordance with all applicable Environmental Laws (hereinafter defined), any permit or approval issued by any applicable governmental agency or authority and prudent environmental practice and (with respect to medical waste and so-called “biohazard” materials) good scientific and medical practice, and provided further that in no event shall Tenant generate, produce, bring upon, use, store or treat any infectious biological micro-organisms or any other Hazardous Materials in the Premises with a risk category above the level of Biosafety Level 2 as established and described by the Department of Health and Human Services Publication Biosafety in

Microbiological and Biomedical Laboratories (Fifth Edition) (as it may be further revised, the “BMBL”) or such nationally recognized new or replacement standards as may be reasonably selected by Landlord; and provided further that to the extent any Legal Requirement sets a maximum quantity of any Hazardous Materials which may be stored, used or brought into the Building without additional licensing, permitting or authorizations therefor, Tenant shall not be permitted to use, store or bring into the Building more than such maximum quantity of such Hazardous Materials. In all events, Tenant shall comply with all applicable provisions of the BMBL.  Tenant shall be responsible for assuring that all laboratory uses are adequately and properly vented.  Without limiting the foregoing, Tenant shall keep and store at the Premises only such quantities of Tenant’s Hazardous Materials that Tenant reasonably believes to be necessary for the conduct of its ordinary course of business and consistent with prudent industry practice.  On or before each anniversary of the Rent Commencement Date, and at least thirty (30) days prior to any earlier date during the 12-month period on which Tenant intends to add a new Hazardous Material to, or materially increase the quantity of any Hazardous Material already on, the list of Tenant’s Hazardous Materials, Tenant shall submit to Landlord an updated list of Tenant’s Hazardous Materials for Landlord’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed.  Tenant shall provide such further information concerning any Tenant’s Hazardous Materials and/or their use, storage and/or disposal within thirty (30) days of Landlord’s reasonable request concerning the same.  Landlord shall have the right, from time to time, to inspect the Premises for compliance with the terms of this Section 17.1 at Tenant’s sole cost and expense.  With respect to any Hazardous Material brought or permitted to be brought or kept in or on the Premises or elsewhere in the Building or the Property in accordance with the foregoing, Tenant shall (i) not permit any such Hazardous Material to escape, be released or be disposed in or about the Premises, the Building or the Land and (ii) within five (5) business days of Landlord’s reasonable request, which request shall not be made more frequently than one time per calendar year unless otherwise required by a governmental authority or Landlord reasonably suspects, that a release of a Hazardous Material has occurred upon the Premises, provide evidence reasonably satisfactory to Landlord of Tenant’s compliance with all applicable Environmental Laws including copies of all licenses, permits and registrations that Tenant has been required to obtain prior to handling any Hazardous Material at the Premises and that have not been previously provided to Landlord.  Notwithstanding the foregoing, with respect to any of Tenant’s Hazardous Materials which Tenant does not properly handle, store or dispose of in compliance with all applicable Environmental Laws (hereinafter defined), prudent environmental practice and (with respect to medical waste and so-called “biohazard” materials) good scientific and medical practice, Tenant shall, upon written notice from Landlord, no longer have the right to bring such material into the Building or the Property until Tenant has demonstrated, to Landlord’s reasonable satisfaction, that Tenant has implemented programs to thereafter properly handle, store or dispose of such material.  In order to induce Landlord to waive its otherwise applicable requirement that Tenant maintain insurance in favor of Landlord against liability arising from the presence of radioactive materials in the Premises, and without limiting the foregoing, Tenant hereby represents and warrants to Landlord that at no time during the Term will Tenant bring upon, or permit to be brought upon, the Premises any radioactive materials, other than such radioactive materials allowed by Tenant’s existing permit and such other radioactive materials approved by the Massachusetts Department of Public Health Radiation Control Program of which Landlord has provided its prior written approval, and are used, stored and disposed of in compliance with all Legal Requirements.

17.2Environmental Laws

For purposes hereof, “Environmental Laws” shall mean all laws, statutes, ordinances, rules and regulations of any local, state or federal governmental authority having jurisdiction concerning environmental, health and safety matters, including but not limited to any discharge by any of the Tenant Parties into the air (including indoor air and outdoor air), surface water, sewers, soil or groundwater of any Hazardous Material (hereinafter defined) whether within or outside the Premises, including, without limitation (a) the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., (b) the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., (c) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., (d) the Toxic Substances Control Act of 1976, 15 U.S.C. Section 2601 et seq., (e) Chapter 21C of the General Laws of Massachusetts; and (f) Chapter 21E of the General Laws of Massachusetts.  Tenant, at its sole cost and expense, shall comply with (i) all Environmental Laws, and (ii) any rules, requirements and safety procedures of the Massachusetts Department of Environmental Protection, the City of Cambridge and any insurer of the Building or the Premises with respect to Tenant’s use, storage and disposal of any Hazardous Materials.

17.3Hazardous Material Defined

As used herein, the term “Hazardous Material” means asbestos, oil or any hazardous, radioactive or toxic substance, material or waste or petroleum derivative which is or becomes regulated by any Environmental Law, including without limitation live organisms, viruses and fungi, medical waste and any so-called “biohazard” materials, and any material on the right to know list of the Occupational Safety and Health Administration.  The term “Hazardous Material” includes, without limitation, oil and/or any material or substance which is (i) designated as a “hazardous substance,” “hazardous material,” “oil,” “hazardous waste” or toxic substance under any Environmental Law or (ii) contains any component now or hereafter designated as such.

17.4Testing

If any Mortgagee or governmental authority requires testing to determine whether there has been any release of Hazardous Materials and such testing is required as a result of the acts or omissions of any of the Tenant Parties, then Tenant shall reimburse Landlord upon demand, as additional rent, for the reasonable costs thereof, together with interest at the Default Rate until paid in full. Tenant shall execute affidavits, certifications and the like, as may be reasonably requested by Landlord from time to time concerning Tenant's best knowledge and belief concerning the presence of Hazardous Materials in or on the Premises, the Building or the Property.

17.5Activity and Use Limitation

Reference is hereby made to that certain Notice of Activity and Use Limitation dated August 6, 1997 by Massachusetts Institute of Technology recorded with the Registry on August 6, 1997 in Book 27554, Page 218, as affected by Amendment and Ratification of Notice of Activity and Use Limitation dated as of May 1, 2002 and recorded with the Registry in book 35391, Page 448 as affected by Partial Termination of Notice of Activity and Use Limitation dated April 30, 2009 and recorded with the Registry in Book 52727, Page 369 (collectively, the “AUL”). The AUL is hereby incorporated into this Lease in full by this reference.

17.6Acid Neutralization Tank.

The Premises shall be delivered by Landlord with the presently existing acid neutralization tank in its current location (the “Acid Neutralization Tank”).  Tenant shall obtain and maintain during the Term (a) any permit (“MWRA Permit”) required by the Massachusetts Water Resources Authority (“MWRA”) and (b) a wastewater treatment operator license from the Commonwealth of Massachusetts with respect to Tenant’s use of the Acid Neutralization Tank (as defined below) in the Building.  If and to the extent required by the Legal Requirements, Tenant shall establish and maintain a chemical safety program administered by a licensed, qualified individual in accordance with the requirements of the MWRA and any other applicable governmental authority.  Tenant shall be solely responsible for all costs incurred in connection with such chemical safety program, and, within ten (10) business days of Landlord’s request, Tenant shall provide Landlord with such documentation as Landlord may reasonably require evidencing Tenant’s compliance with the requirements of (m) the MWRA and any other applicable governmental authority with respect to such chemical safety program and (n) this Section.  Tenant shall not introduce anything into the Acid Neutralization Tank (x) in violation of the terms of the MWRA Permit, (y) in violation of the Legal Requirements or (z) that would interfere with the proper functioning of the Acid Neutralization Tank.  Tenant agrees to reasonably cooperate with Landlord in order to obtain the MWRA Permit and the wastewater treatment operator license.  Tenant shall reimburse Landlord within ten (10) business days after demand for any costs incurred by Landlord as a result of Tenant’s violation of the terms of this Section.  Costs incurred by Landlord connection with the MWRA Permit and the Acid Neutralization Tank shall be included in Operating Costs. Tenant shall defend, indemnify and hold harmless the Landlord Parties from and against any and all Claims, including (a) diminution in value of the Property or any portion thereof, (b) damages for the loss or restriction on use of rentable or usable space or of any amenity of the Property, (c) damages arising from any adverse impact on marketing of space in the Property or any portion thereof and (d) sums paid in settlement of Claims that arise during or after the Term as a result of Tenant’s improper use of the Acid Neutralization Tank.  This indemnification by Tenant includes costs incurred in connection with any investigation of site conditions or any clean-up, remediation, removal or restoration required by any governmental authority arising from Tenant’s use of the Acid Neutralization Tank.

17.7Hazardous Materials Indemnity; Remediation.

(a)Tenant hereby covenants and agrees to indemnify, defend and hold the Landlord Parties harmless from and against any and all Claims against any of the Landlord Parties arising out of contamination of any part of the Property or other adjacent property, or exacerbation of any contamination of any part of the Property or adjacent property, which contamination or exacerbation, as the case may be, arises as a result of: (i) the presence of Hazardous Material in the Premises, the presence of which is caused by any act or omission of any of the Tenant Parties, or (ii) from a breach by Tenant of its obligations under this Article 17.  This indemnification of the Landlord Parties by Tenant includes, without limitation, reasonable costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work or any other response action required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil, soil vapor, or ground water at, on or under, or any indoor air in, the Building based upon the circumstances identified in the first sentence of this Section 17.7.  In the event Tenant’s indemnity obligations under both Section 14.3 above and this Section 17.7 apply, the broader indemnity shall be applicable.  Without limiting the foregoing, if the presence of any Hazardous Material in the Building or otherwise at the Property is caused or permitted by any of the Tenant Parties and results in any contamination of any part of the Property or any adjacent property, Tenant shall promptly take all actions at Tenant’s sole cost and expense as are necessary to return the Property and/or the Building or any adjacent property to their condition as of the date of this Lease, provided that Tenant shall first obtain Landlord’s written approval of such actions, which approval shall not be unreasonably withheld, conditioned or delayed so long as such actions, in Landlord’s reasonable discretion, would not potentially have any adverse effect on the Property, and, in any event, Landlord shall not withhold its approval of any proposed actions which are required by applicable Environmental Laws.

(b)Without limiting the obligations set forth in Section 17.7(a) above, if any Hazardous Material is in, on, under, at or about the Building or the Property as a result of the acts or omissions of any of the Tenant Parties and results in any contamination of any part of the Property or any adjacent property that is in violation of any applicable Environmental Law or that requires the performance of any response action pursuant to any Environmental Law, Tenant shall promptly take all actions at Tenant’s sole cost and expense as are necessary to reduce such Hazardous Material to amounts below any applicable Reportable Quantity, any applicable Reportable Concentration and any other applicable standard set forth in any Environmental Law such that (i) no further response actions, (ii) no Activity and Use Limitation (as that term is defined in the Massachusetts Contingency Plan, 310 CMR 40.0000 et seq. (the “MCP”)), and (iii) no Condition, (as that term is defined in the MCP) is or are required; provided that Tenant shall first obtain Landlord’s written approval of such actions, which approval shall not be unreasonably withheld, conditioned or delayed so long as such actions would not be reasonably expected to have an adverse effect on the market value or utility of the Property for the Permitted Uses, and in any event, Landlord shall not withhold its approval of any proposed actions which are required by applicable Environmental Laws and comply with the provisions of Sections 17.7(b)(i), (ii), and (iii), above (such approved actions, “Tenant’s Remediation”).

(c)In the event that Tenant fails to complete Tenant’s Remediation prior to the end of the Term, then:

(i) until the completion of Tenant’s Remediation (as evidenced by the certification of Tenant’s Licensed Site Professional (as such term is defined by applicable Environmental Laws), who shall be reasonably acceptable to Landlord) (the “Remediation Completion Date”), Tenant shall pay to Landlord, with respect to the portion of the Premises which reasonably cannot be occupied by a new tenant until completion of Tenant’s Remediation, (A) additional rent on account of Operating Costs and Taxes and (B) Base Rent in an amount equal to the greater of (1) the fair market rental value of such portion of the Premises (determined in substantial accordance with the process described in Section 1.2 above), and (2) Base Rent attributable to such portion of the Premises in effect immediately prior to the end of the Term; and

(ii)Tenant shall maintain responsibility for Tenant’s Remediation and Tenant shall complete Tenant’s Remediation as soon as reasonably practicable in accordance with all Environmental Laws.  If Tenant does not diligently pursue completion of Tenant’s Remediation, Landlord shall have the right to either (A) assume control of the performance of Tenant’s Remediation, in which event Tenant shall pay all reasonable costs and expenses of Tenant’s Remediation (it being understood and agreed that all costs and expenses of Tenant’s Remediation incurred pursuant to contracts entered into by Tenant shall be deemed reasonable) within thirty (30) days of demand therefor (which demand shall be made no more often than monthly), and Landlord shall be substituted as the party identified on any governmental filings as the party performing such Tenant’s Remediation or (B) require Tenant to maintain responsibility for Tenant’s Remediation, in which event Tenant shall complete Tenant’s Remediation as soon as reasonably practicable in accordance with all Environmental Laws, it being understood that Tenant’s Remediation shall not contain any requirement that Tenant remediate any contamination to levels or standards more stringent than those associated with the Property’s current office, research and development, laboratory, and vivarium uses.

(d)Notwithstanding any term or condition of this Section 17.7 to the contrary, in no event shall Tenant have any liability with respect to, responsibility to indemnify Landlord (or any Landlord Parties) for, or responsibility to remediate any Hazardous Material contamination on any part of the Property existing prior to the Execution Date, including without limitation, any contamination described in the AUL, but excluding the disturbance by Tenant or any other Tenant Parties of any asbestos or asbestos containing materials that may be located in the Premises as of the Execution Date.

18.RULES AND REGULATIONS

18.1Rules and Regulations

Tenant will faithfully observe and comply with all rules and regulations promulgated from time to time with respect to the Building, the Property and construction within the Property of which Tenant has received prior written notice (collectively, the “Rules and Regulations”).  The current version of the Rules and Regulations is attached hereto as Exhibit 14.  In the case of any conflict between the provisions of this Lease and any future rules and regulations, the provisions of this Lease shall control.  Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or the terms, covenants or conditions in any other lease as against any other tenant and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, contractors, visitors, invitees or licensees.

18.2Energy Conservation

Notwithstanding anything to the contrary contained herein, Landlord may institute upon written notice to Tenant such policies, programs and measures as may be necessary, required, or expedient for the conservation and/or preservation of energy or energy services (collectively, the “Conservation Program”), provided, however, that the Conservation Program does not, by reason of such policies, programs and measures, reduce the level of energy or energy services being provided to the Premises below the level of energy or energy services then being provided in comparable first class combination office and laboratory buildings in the East Cambridge/ Kendall Square area, or as may be necessary or required to comply with Legal Requirements or standards or the other provisions of this Lease.  Upon receipt of such notice, Tenant shall comply with the Conservation Program.

18.3Recycling

Landlord may establish policies, programs and measures for the recycling of paper, products, plastic, tin and other materials (a “Recycling Program”).  Upon receipt of such notice, Tenant will comply with the Recycling Program at Tenant’s sole cost and expense.

19.LEGAL REQUIREMENTS

19.1Legal Requirements

Tenant shall be responsible at its sole cost and expense for complying with (and keeping the Premises in compliance with) all Legal Requirements which are applicable to Tenant’s particular use or occupancy of, or Alterations made by or on behalf of Tenant to, the Premises.  In addition, Tenant shall, at Tenant’s sole expense, comply with any “tenant” obligations pursuant to any Parking and Traffic Demand Management Plan now or hereafter applicable to the Property (including without limitation any obligation to subsidize mass transit monthly passes for employees and providing information to Landlord in connection with any reporting requirements thereunder) and cooperate with Landlord in encouraging employees to seek alternate modes of transportation.  Tenant shall furnish all data and information to governmental authorities, with a copy to Landlord, as required in accordance with Legal Requirements as they relate to Tenant’s use or occupancy of the Premises or the Building.  If Tenant receives notice of any violation of Legal Requirements applicable to the Premises or the Building, it shall give prompt notice thereof to Landlord.  Nothing contained in this Section 19.1 shall be construed to expand the uses permitted hereunder beyond the Permitted Uses.

19.2Required Permits

Tenant shall, at Tenant’s sole cost and expense, apply for, seek and obtain all necessary state and local licenses, permits and approvals needed for the operation of Tenant’s business (collectively, the “Required Permits”), including the Landlord Required License (as hereinafter defined).  Tenant shall thereafter maintain all Required Permits.  Tenant, at Tenant’s expense, shall at all times comply with the terms and conditions of each such Required Permit.  Tenant’s foregoing obligations include, but are not limited to, obtaining, maintaining and complying with any license required by Legal Requirements for the storage of flammable materials.  Landlord shall reasonably cooperate with Tenant, at Tenant’s sole cost and expense, in connection with its application for Required Permits, which includes a right and obligation on the part of Landlord to attend and participate in public hearings or meetings with Governmental Authorities and/or abutting property owners and community groups, and, if necessary or appropriate, to communicate with public officials, abutters and community groups. Notwithstanding the foregoing, and to the extent any license from the Cambridge License Commission (or the Cambridge Fire Department, as the case may be) for the storage of flammable materials is required by Legal Requirements to be obtained by Landlord (a “Landlord Required License”), and if Landlord does not execute any application for the Landlord Required License that Tenant prepares for Landlord (which Tenant shall be responsible for filing) on the City of Cambridge’s required form and that provides for flammable materials that are the same as the materials specified in Exhibit 13 attached hereto (as revised from time to time pursuant to the terms of this Lease) and that are not in excess of seven hundred ninety three (793) gallons in the aggregate, Landlord agrees that in the event Landlord does not execute such application within thirty (30) days after Landlord’s receipt of a written completed application from Tenant (or receipt of a written notice from the Cambridge License Commission or any other governmental authority having jurisdiction over the Building, as the case may be), Tenant may apply for, obtain and maintain such Landlord Required License on behalf of Landlord, and Landlord shall be responsible for paying for any application or maintenance fees therefor. In the event Tenant exercises its right to apply for, obtain and/or maintain such Landlord Required License, and, if pursuant to Legal Requirements, Tenant is required to be named as Landlord’s agent and attorney-in-fact in connection with such application or maintenance of such Landlord Required License, then Landlord shall either execute such documentation reasonably requested by Tenant to appoint Tenant to act as Landlord’s agent and attorney-in-fact in connection therewith or, Landlord, in its sole and absolute discretion, may elect to undertake to obtain and maintain the Landlord Required License.  In the event Landlord fails to reasonably cooperate with Tenant or to execute such documentation reasonably requested by Tenant to appoint Tenant to act as Landlord’s agent and attorney-in-fact, as required by this Section 19.2, to the extent required by Legal Requirements, or, if Landlord opts not to execute such documents, Landlord fails to undertake to obtain the Landlord Required License, within thirty (30) days of Landlord’s receipt of written notice of such failure from Tenant, and as a direct result of such failure Tenant is prevented or prohibited from legally storing and/or using flammable and combustible materials in the Premises, Tenant’s obligation to pay Rent shall abate for the period commencing on the thirty-first (31st) day following Landlord’s receipt of such written notice of Landlord’s failure and ending on the day that Landlord has remedied such failure.  Within ten (10) business days of a request by Landlord, which request shall be made not more than once during each period of twelve (12) calendar months during the Term hereof unless otherwise requested by an Mortgagee or unless Landlord reasonably suspects that Tenant has violated the provisions of this Section 19.2, Tenant shall furnish Landlord with copies of all Required Permits together with a certificate certifying that such permits are all of the permits that Tenant has obtained with respect to the Premises. If Landlord, in its reasonable discretion, determines that Tenant is not adequately or diligently prosecuting the Landlord Required License, then Landlord, upon prior notice to Tenant, may elect to undertake to obtain and maintain the Landlord Required License at Tenant’s sole cost.

On or prior to July 15, 2020 (the “Permit Drawings Submission Date”), Tenant shall submit to Landlord a permit set of drawings that are the logical evolution of the Design Development Drawings (as defined in the Work Letter) approved by Landlord pursuant to the Work Letter, and on or prior to July 20, 2020 (the “Landlord Required License Application Date”), Tenant, with a copy(ies) to Landlord, shall apply for the Landlord Required License and a flammable storage permit from the City of Cambridge Fire Department for Tenant’s flammable materials to be used in the Premises (the “Flammable Storage Permit”).

As used in this Section 19.2, the term “Landlord Required License Issuance Date” shall be the date that is six (6) months after the Commencement Date.

If on the Landlord Required License Issuance Date (i) the Landlord Required License has not been issued for the Property, and (ii) Tenant has obtained a certificate of occupancy (or its substantial equivalent) for the Permitted Use of the Premises, then, provided that Tenant has timely submitted to Landlord the permit set of drawings by the Permit Drawings Submission Date and Tenant has timely submitted a completed application for the Landlord Required License and the Flammable Storage Permit by the Landlord Required License Application Date and Tenant is not in default under this Lease beyond any applicable notice or cure period, the Rent Commencement Date shall be extended one (1) day for each day that occurs after the Landlord Required License Issuance Date until the date the Landlord Required License is issued (the “Landlord Required License Extension Period”); provided, however, if Tenant fails to submit completed applications for the Landlord Required License and the Flammable Storage Permit to all required governmental authorities on or prior to the Landlord Required License Application Date, then the Landlord Required License Extension Period shall be reduced one (1) day for each day that occurs between the Landlord Required License Application Date and the date Tenant submits such completed applications for the Landlord Required License and the Flammable Storage Permit.   Notwithstanding the immediately foregoing sentence, if Tenant occupies the Premises before or after the Landlord Required License Issuance Date, and Tenant has otherwise complied with the terms and provisions of this paragraph, there shall be no delay in the Rent Commencement Date, however, if Tenant is using the Premises solely for office use, the Base Rent payable under the Lease shall be abated by fifty percent (50%) until such time as the Landlord Required License is obtained.

20.DEFAULT

20.1Events of Default

The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder by Tenant:

(a)If Tenant fails to make any payment of Rent or any other payment required hereunder, as and when due, and such failure shall continue for a period of five (5) business days after notice thereof from Landlord to Tenant; provided, however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if (i) Tenant fails to make any payment within five (5) business days after the due date therefor, and (ii) Landlord has given Tenant written notice under this Section 20.1(a) on more than one (1) occasion during the twelve (12) month interval preceding such failure by Tenant;

(b)If Tenant shall abandon the Premises (whether or not the keys shall have been surrendered or the Rent shall have been paid);

(c)If Tenant shall fail to execute and deliver to Landlord an estoppel certificate pursuant to Article 16 above or a subordination and attornment agreement pursuant to Article 22 below, within the timeframes set forth therein and such failure continues for five (5) business days after notice thereof;

(d)If Tenant shall fail to maintain any insurance required hereunder;

(e)If Tenant shall fail to restore the Security Deposit to its original amount or deliver a replacement Letter of Credit as required under Article 7 above;

(f)If Tenant causes or suffers any release of Hazardous Materials in, on or near the Property and fails to comply with its obligations under Section 17.7 above within the time periods set forth therein;

(g)If Tenant shall make a Transfer in violation of the provisions of Article 13 above, or if any event shall occur or any contingency shall arise whereby this Lease, or the term and estate thereby created, would (by operation of law or otherwise) devolve upon or pass to any person, firm or corporation other than Tenant, except as expressly permitted under Article 13 hereof;

(h)If Tenant fails to comply with the provisions of Section 4.2 above, and such failure shall continue for a period of seven (7) days after notice thereof from Landlord to Tenant; provided, however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if (i) Tenant fails to comply with the provisions Section 4.2 above, and (ii) Landlord has given Tenant written notice under this Section 20.1(h) on more than one (1) occasion during the twelve (12) month interval preceding such failure by Tenant;

(i)The failure by Tenant to observe or perform any of the covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified above, and such failure continues for more than thirty (30) days after notice thereof from Landlord; provided, further, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently prosecute such cure to completion, which completion shall occur not later than ninety (90) days from the date of such notice from Landlord regardless of the reason for lack of completion;

(j)Tenant shall be involved in financial difficulties as evidenced by an admission in writing by Tenant of Tenant’s inability to pay its debts generally as they become due, or by the making or offering to make a composition of its debts with its creditors;

(k)Tenant shall make an assignment or trust mortgage, or other conveyance or transfer of like nature, of all or a substantial part of its property for the benefit of its creditors,

(l)an attachment on mesne process, on execution or otherwise, or other legal process shall issue against Tenant or its property and a sale of any of its assets shall be held thereunder;

(m)any judgment, attachment or the like in excess of $100,000 shall be entered, recorded or filed against Tenant in any court, registry, etc. and Tenant shall fail to pay such judgment within thirty (30) days after the judgment shall have become final beyond appeal or to discharge or secure by surety bond such lien, attachment, etc. within thirty (30) days of such entry, recording or filing, as the case may be;

(n)the leasehold hereby created shall be taken on execution or by other process of law and shall not be revested in Tenant within thirty (30) days thereafter;

(o)a receiver, sequesterer, trustee or similar officer shall be appointed by a court of competent jurisdiction to take charge of all or any part of Tenant’s Property and such appointment shall not be vacated within thirty (30) days; or

(p)any proceeding shall be instituted by or against Tenant pursuant to any of the provisions of any Act of Congress or State law relating to bankruptcy, reorganizations, arrangements, compositions or other relief from creditors, and, in the case of any proceeding instituted against it, if Tenant shall fail to have such proceedings dismissed within thirty (30) days or if Tenant is adjudged bankrupt or insolvent as a result of any such proceeding.

Tenant shall reimburse Landlord, within thirty (30) days after demand, for up to $2,500.00 of Landlord’s reasonable out-of-pocket costs and expenses (including without limitation legal fees and costs) incurred in connection with the preparation and delivery of each notice of default delivered pursuant to this Section 20.1 (which notice of default may include such demand for payment).

20.2Remedies

Upon an Event of Default, Landlord may, by notice to Tenant, elect to terminate this Lease; and thereupon (and without prejudice to any remedies which might otherwise be available to Landlord, including without limitation, for arrears of Rent or preceding breach of covenant or agreement and without prejudice to Tenant’s liability for damages as hereinafter stated), upon the giving of such notice, this Lease shall terminate as of the date specified therein as though that were the Expiration Date.  Upon such termination, Landlord shall have the right to utilize the Security Deposit or draw down the entire Letter of Credit, as applicable, and apply the proceeds thereof to its damages hereunder.  Without being taken or deemed to be guilty of any manner of trespass or conversion, and without being liable to indictment, prosecution or damages therefor, Landlord may, by lawful process, enter into and upon the Premises (or any part thereof in the name of the whole); repossess the same, as of its former estate; and expel Tenant and those claiming under Tenant.  The words “re-entry” and “re-enter” as used in this Lease are not restricted to their technical legal meanings.

20.3Damages - Termination

(a)Upon the termination of this Lease under the provisions of this Article 20, Tenant shall pay to Landlord Rent up to the time of such termination, shall continue to be liable for any breach or default preceding such termination, and in addition, shall pay to Landlord as damages, at the election of Landlord, either:

(i)the amount (discounted to present value at the rate of five percent (5%) per annum) by which, at the time of the termination of this Lease (or at any time thereafter if Landlord shall have initially elected damages under Section 20.3(a)(ii) below), (x) the aggregate of Rent projected over the period commencing with such termination and ending on the Expiration Date, exceeds (y) the aggregate projected rental value of the Premises for such period, taking into account a reasonable time period during which the Premises shall be unoccupied, plus all Reletting Costs (hereinafter defined); or

(ii)amounts equal to Rent which would have been payable by Tenant had this Lease not been so terminated, payable upon the due dates therefor specified herein following such termination and until the Expiration Date, provided, however, if Landlord shall re-let the Premises during such period, that Landlord shall credit Tenant with the net rents received by Landlord from such re-letting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such re-letting the expenses incurred or paid by Landlord in terminating this Lease, as well as the expenses of re-letting, including altering and preparing the Premises for new tenants, brokers’ commissions, and all other similar and dissimilar expenses properly chargeable against the Premises and the rental therefrom (collectively, “Reletting Costs”), it being understood that any such re-letting may be for a period equal to or shorter or longer than the remaining Term at Landlord’s sole and absolute discretion without otherwise affecting this remedy; and provided, further, that (x) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder and (y) in no event shall Tenant be entitled in any suit for the collection of damages pursuant to this Section 20.3(a)(ii) to a credit in respect of any net rents from a re-letting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit.  If the Premises or any part thereof should be re-let in combination with other space, then proper apportionment on a square foot area basis shall be made of the rent received from such re-letting and of the expenses of re-letting.

(b)In calculating the amount due under Section 20.3(a)(i), above, there shall be included, in addition to the Base Rent, all other considerations agreed to be paid or performed by Tenant, including without limitation the Operating Costs and Taxes, on the assumption that all such amounts and considerations would have increased at the rate of five percent (5%) per annum for the balance of the full term hereby granted.

(c)Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term would have expired if it had not been terminated hereunder.

(d)Nothing herein contained shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any Event of Default hereunder.

(e)In lieu of any other damages or indemnity and in lieu of full recovery by Landlord of all sums payable under all the foregoing provisions of this Section 20.3, Landlord may, by written notice to Tenant, at any time after this Lease is terminated under any of the provisions herein contained or is otherwise terminated for breach of any obligation of Tenant and before such full recovery, elect to recover, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the aggregate of (x) an amount equal to the lesser of (1) Rent accrued under this Lease in the twelve (12) months immediately prior to such termination, or (2) Rent payable during the remaining months of the Term if this Lease had not been terminated, plus (y) the amount of Rent accrued and unpaid at the time of termination, less (z) the amount of any recovery by Landlord under the foregoing provisions of this Section 20.3 up to the time of payment of such liquidated damages; Tenant hereby acknowledging that the damages which Landlord may suffer as the result of the termination of this Lease as a result of an Event of Default over cannot be determined as of the Execution Date.  The terms and provisions of Section 20.3 shall survive the expiration or termination of this Lease.

20.4Landlord’s Self-Help; Fees and Expenses

If a Tenant Event of Default shall occur with respect to the performance of any covenant on Tenant’s part to be performed in this Lease contained, including the obligation to maintain the Premises in the required condition pursuant to Section 10.1 above, or if prior to the expiration of any applicable cure period with respect to any non-monetary default of Tenant, Landlord reasonably determines that any further delay in Tenant’s curing of the performance of any such covenant is likely to cause further damage to the Premises, Landlord may, upon reasonable advance notice, except that no notice shall be required in an emergency, immediately, or at any time thereafter, perform the same for the account of Tenant.  Tenant shall pay to Landlord upon demand therefor any reasonable costs incurred by Landlord in connection therewith, together with interest at the Default Rate until paid in full.  In addition, Tenant shall pay all of Landlord’s reasonable costs and expenses, including without limitation reasonable attorneys’ fees, incurred (i) in enforcing any obligation of Tenant under this Lease or (ii) as a result of Landlord or any of the Landlord Parties being made party to any litigation pending by or against any of the Tenant Parties.

20.5Waiver of Redemption, Statutory Notice and Grace Periods

Tenant does hereby waive and surrender all rights and privileges which it might have under or by reason of any present or future Legal Requirements to redeem the Premises or to have a continuance of this Lease for the Term hereby demised after being dispossessed or ejected therefrom by process of law or under the terms of this Lease or after the termination of this Lease as herein provided.  Except to the extent prohibited by Legal Requirements, any statutory notice and grace periods provided to Tenant by law are hereby expressly waived by Tenant.

20.6Landlord’s Remedies Not Exclusive

The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be lawfully entitled, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for; Tenant hereby acknowledging that the damages which Landlord may suffer as the result of the termination of this Lease as a result of an Event of Default over cannot be determined as of the Execution Date.

20.7No Waiver

Landlord’s failure to seek redress for violation, or to insist upon the strict performance, of any covenant or condition of this Lease, or any of the Rules and Regulations promulgated hereunder, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation.  The receipt by Landlord of Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach.  The failure of Landlord to enforce any of such Rules and Regulations against Tenant shall not be deemed a waiver of any such Rules and Regulations.  No provisions of this Lease shall be deemed to have been waived by either party unless such waiver be in writing signed by such party against whom a waiver is claimed.  No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy in this Lease provided.

20.8Restrictions on Tenant’s Rights

During the continuation of any Event of Default, (a) Landlord shall not be obligated to provide Tenant with any notice pursuant to Sections 2.3 and 2.4 above; and (b) Tenant shall not have the right to make, nor to request Landlord’s consent or approval with respect to, any Alterations.

20.9Landlord Default

Notwithstanding anything to the contrary contained in the Lease, Landlord shall in no event be in default in the performance of any of Landlord’s obligations under this Lease unless Landlord shall have failed to perform such obligations within thirty (30) days (or such additional time as is reasonably required to correct any such default, provided Landlord commences cure within 30 days and diligently endeavors to correct such default) after written notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation (a “Landlord Default”).  Except as expressly set forth in this Lease, Tenant shall not have the right to terminate or cancel this Lease or to withhold Rent or to set-off or deduct any claim or damages against Rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder.  In addition, Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against Landlord from Rent thereafter due and payable under this Lease.  If Landlord commits a Landlord Default which materially affects Tenant’s ability to conduct business in the Premises, Tenant, in addition to any other rights and remedies available under the law, may, without being obligated and without waiving the Landlord Default, cure the Landlord Default (“Tenant Self-Help”), provided however, prior to exercising any Tenant’s Self Help, Tenant shall provide Landlord with written notice thereof, which notice shall be delivered in an envelope that conspicuously states the following in bold caps: “TENANT NOTICE OF INTENTION TO EXERCISE SELF-HELP” and which notice shall include an explicit statement that such notice is a notice delivered pursuant to this Section 20.9 and Landlord's failure to perform the specified obligation will trigger the provisions of this Section 20.9, and shall specifically state that if Landlord fails to commence to cure such Landlord Default within five (5) business days (the “Outside Cure Date”), Tenant intends to exercises Tenant’s Self-Help. If Landlord fails to commence to cure such Landlord Default by the Outside Cure Date, Tenant shall then be entitled to exercise Tenant’s Self-Help. Landlord shall pay Tenant, within thirty (30) days after written demand, all reasonable third-party out of pocket costs, expenses, and disbursements incurred by Tenant in the exercise of Tenant’s Self Help necessary to cure the Landlord Default, including all reasonable legal fees, costs and expenses (including paralegal fees, expert fees, and other professional fees and expenses). It is understood and agreed that Tenant’s exercise of any right or remedy due to a Landlord Default shall not be deemed a waiver of or to alter, affect, or prejudice any right or remedy which Tenant may have under this Lease or by law or in equity. Neither the payment of Rent nor any other acts or omissions of Tenant at any time after a Landlord Default, shall operate as a waiver of any past or future violation, breach, or failure to keep or perform any covenant, agreement, term, or condition hereof.

21.SURRENDER; ABANDONED PROPERTY; HOLD-OVER

21.1Surrender

(a)Upon the expiration or earlier termination of the Term, Tenant shall (i) peaceably quit and surrender to Landlord the Premises broom clean, in good order, repair and condition excepting only ordinary wear and tear and damage by fire or other insured Casualty; (ii) remove all of Tenant’s Property (including without limitation all cabling (unless Landlord and Tenant agree otherwise), trade fixtures, furniture and equipment) and, to the extent specified by Landlord at the time of consenting to the same, Alterations made by Tenant, and (iii) repair any damages to the Premises or the Building caused by the installation or removal of Tenant’s Property and/or such Alterations.  Tenant’s obligations under this Section 21.1(a) shall survive the expiration or earlier termination of this Lease.

(b)No act or thing done by Landlord during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord.  Unless otherwise agreed by the parties in writing, no employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the expiration or earlier termination of this Lease.  The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of this Lease or a surrender of the Premises.

(c)Notwithstanding anything to the contrary contained herein, Tenant shall, at its sole cost and expense, remove from the Premises, prior to the end of the Term, any item installed by or for Tenant and which, pursuant to Legal Requirements, must be removed therefrom before the Premises may be used by a subsequent tenant.

(d)Tenant hereby assigns to Landlord any warranties in effect on the last day of the Term with respect to any fixtures and Alterations remaining in the Premises.  Tenant shall provide Landlord with copies of any such warranties prior to the expiration of the Term (or, if the Lease is earlier terminated, within five (5) days thereafter).

(e)At least sixty (60) days prior to Tenant’s surrender of possession of any part of the Premises at the end of the Term (or such shorter time period is necessitated by an early surrender in accordance with the express provisions of this Lease), Tenant shall provide Landlord with a facility decommissioning and Hazardous Materials closure plan for the Premises (“Decommissioning Plan”) prepared by an independent third party Industrial Hygienist, CIH, which Decommissioning Plan and Industrial Hygienist must be reasonably acceptable to Landlord. The Decommissioning Plan shall comply with the American National Standards Institute’s Laboratory Decommissioning guidelines (ANSI/AIHA Z9.11-2008) or any successor standards published by ANSI or any successor organization (or, if ANSI and its successors no longer exist, a similar entity publishing similar standards).  In addition, at least fourteen (14) days prior to the expiration of the Term (or any such earlier surrender in accordance with the express provisions of this Lease), Tenant shall (a) provide Landlord with (i) a completed decommissioning report, reasonably acceptable to Landlord, from the Industrial Hygienist evidencing compliance with the Decommissioning Plan, and (ii) written evidence of all appropriate governmental releases obtained by Tenant in accordance with Legal Requirements, including laws pertaining to the surrender of the Premises, (b) place Laboratory Equipment Decontamination Forms on all decommissioned equipment and (c) conduct a site inspection with Landlord.  In addition, Tenant agrees to remain responsible after the surrender of the Premises for the remediation of any recognized environmental conditions set forth in the Decommissioning Plan and comply with any recommendations set forth in the Decommissioning Plan.  Tenant’s obligations under this Section 21.1(e) shall survive the expiration or earlier termination of the Lease.

21.2Abandoned Property

After the expiration or earlier termination hereof, if Tenant fails to remove any property from the Building or the Premises which Tenant is obligated by the terms of this Lease to remove within five (5) business days after written notice from Landlord, such property (the “Abandoned Property”) shall be conclusively deemed to have been abandoned, and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit.  If any item of Abandoned Property shall be sold, Tenant hereby agrees that Landlord may receive and retain the proceeds of such sale and apply the same, at its option, to the expenses of the sale, the cost of moving and storage, any damages to which Landlord may be entitled under Article 20 hereof or pursuant to law, and to any arrears of Rent.

21.3Holdover

If any of the Tenant Parties holds over after the end of the Term, Tenant shall be deemed a tenant-at-sufferance subject to the provisions of this Lease; provided that whether or not Landlord has previously accepted payments of Rent from Tenant, (i) during the first sixty (60) days of any such holdover, Tenant shall pay Base Rent at 150% of the highest rate of Base Rent payable during the Term, (ii) after the first sixty (60) days of any such holdover, Tenant shall pay Base Rent at 200% of the highest rate of Base Rent payable during the Term, (iii) Tenant shall continue to pay to Landlord all additional rent, and (iv) after the first thirty (30) days after any such holdover Tenant shall be liable for all damages, including without limitation lost business and consequential damages, incurred by Landlord as a result of such holding over. Tenant hereby acknowledging that Landlord may need the Premises after the end of the Term for other tenants and that the damages which Landlord may suffer as the result of Tenant’s holding over cannot be determined as of the Execution Date.  Nothing contained herein shall grant Tenant the right to holdover after the expiration or earlier termination of the Term or affect Tenant’s status as a tenant-at-sufferance during any holdover period.

22.MORTGAGEE RIGHTS

22.1Subordination

Tenant’s rights and interests under this Lease shall be (i) subject and subordinate to any existing or future (a) ground lease (including without limitation the Master Lease), (b) subleases or other instruments pursuant to any sale and leaseback transaction of the Master Lease or the Property, and (c) any mortgages, deeds of trust, overleases, or similar instruments covering the Premises, the Building and/or the Land and to all advances, modifications, renewals, replacements, and extensions thereof (each of the foregoing, a “Mortgage”), or (ii) if any Mortgagee elects, prior to the lien of any present or future Mortgage.  Tenant further shall attorn to and recognize any successor landlord, whether through foreclosure or otherwise, as if the successor landlord were the originally named landlord.  The provisions of this Section 22.1 shall be self-operative and no further instrument shall be required to effect such subordination or attornment (“SNDA”); however, Tenant agrees to execute, acknowledge and deliver such instruments, confirming such subordination and attornment in a commercially reasonable form of SNDA within ten (10) days of request therefor.  Landlord hereby agrees to use commercially reasonable efforts to obtain an SNDA from any ground lessor, sublessor, or Mortgagee upon request from Tenant.  With respect to the Master Lease, Tenant and Landlord shall execute and deliver to the other, simultaneously with its execution and delivery of this Lease, the Subordination, Non-Disturbance and Attornment Agreement (the “Master Lease SNDA”), executed by the Master Lessor (as defined in the Master Lease SNDA) in the form attached hereto as Exhibit 15. Landlord may record the Master Lease SNDA in the Registry at its sole cost and expense.

22.2Mortgagee Notices

Tenant shall give each Mortgagee, at the address provided to Tenant, the same notices given to Landlord concurrently with the notice to Landlord, and each Mortgagee shall have a reasonable opportunity to cure a Landlord default after the expiration of Landlord’s applicable notice and/or cure periods if Landlord fails to do so, and Mortgagee’s curing of any of Landlord’s default shall be treated as performance by Landlord.

22.3Mortgagee Liability

Tenant acknowledges and agrees that if any Mortgage shall be foreclosed, (a) the liability of the Mortgagee and its successors and assigns shall exist only so long as such Mortgagee or purchaser is the owner of the Premises, and such liability shall not continue or survive after further transfer of ownership; and (b) such Mortgagee and its successors or assigns shall not be (i) liable for any act or omission of any prior lessor under this Lease; (ii) liable for the performance of Landlord’s covenants pursuant to the provisions of this Lease which arise and accrue prior to such entity succeeding to the interest of Landlord under this Lease or acquiring such right to possession; (iii) subject to any offsets or defense which Tenant may have at any time against Landlord; (iv) bound by any Rent or other amounts which Tenant may have paid previously for more than one (1) month; or (v) liable for the performance of any covenant of Landlord under this Lease which is capable of performance only by the original Landlord.

23.QUIET ENJOYMENT.

Landlord covenants that so long as Tenant keeps and performs each and every covenant, agreement, term, provision and condition herein contained on the part and on behalf of Tenant to be kept and performed, Tenant shall peaceably and quietly hold, occupy and enjoy the Premises during the Term from and against the claims of all persons lawfully claiming by, through or under Landlord subject, nevertheless, to the covenants, agreements, terms, provisions and conditions of this Lease, any matters of record or of which Tenant has knowledge and to any Mortgage to which this Lease is subject and subordinate, as hereinabove set forth.

24.NOTICES.

Any notice, consent, request, bill, demand or statement hereunder (each, a “Notice”) by either party to the other party shall be in writing and shall be deemed to have been duly given when either delivered by hand or by nationally recognized overnight courier or refused, as the case may be (in either case with evidence of delivery or refusal thereof) and addressed as follows:

If to Landlord:	MIT 281-295 Albany Street Leasehold LLC c/o MIT Cambridge Real Estate LLC One Broadway, Suite 09-200 Cambridge, MA 02142 Attention: President
With copies to:	MIT Investment Management Company One Broadway, Suite 09-200 Cambridge, MA 02142 Attention: Director of Real Estate Legal Services
and:	Jones Lang LaSalle Americas, Inc. One Broadway, 6th Floor Cambridge, MA 02142 Attention: Group Manager
With a copy by email to:	RELegal@mitimco.mit.edu

If to Tenant:	40 Erie Street Cambridge, MA 02139 Attention: Chief Financial Officer Email: Glenn.Goddard@intelliatx.com
With copies to:

Intellia Therapeutics, Inc.

40 Erie Street

Cambridge, MA 02139

Attention:  Office of General Counsel

Email:  ntlanotice@intelliatx.com

and

Pierce Atwood LLP

100 Summer Street

Boston, MA 02110

Attention:  Christopher J. Dole, Esq.

Email:  cdole@pierceatwood.com

Notwithstanding the foregoing, any notice from Landlord to Tenant regarding ordinary business operations (e.g., exercise of a right of access to the Premises, maintenance activities, invoices, etc.) may also be given by written notice delivered by facsimile or electronic mail to the Director of Facilities (or functional equivalent thereof) of the Tenant (whose name and contact information Tenant shall provide upon request) without copies as specified above.  Either party may at any time change the address or specify an additional address for such Notices by delivering or mailing, as aforesaid, to the other party a notice stating the change and setting forth the changed or additional address, provided such changed or additional address is within the United States and is not a post office box.  Notices shall be effective upon the date of receipt or refusal thereof.  Any notice given by an attorney on behalf of Landlord shall be considered as given by Landlord and shall be fully effective. Any notice given by an attorney on behalf of Tenant shall be considered as given by Tenant and shall be fully effective.

25.MISCELLANEOUS

25.1Separability

If any provision of this Lease or portion of such provision or the application thereof to any person or circumstance is for any reason held invalid or unenforceable, the remainder of this Lease (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

25.2Captions; Interpretation

The captions are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Lease nor the intent of any provisions thereof. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments hereto.  Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires.  Unless expressly stated otherwise, the use of the word “including” in this Lease shall be deemed to mean “including without limitation” in each instance.

25.3Broker

Tenant and Landlord each warrants and represents that it has dealt with no broker in connection with the consummation of this Lease other than Newmark Knight Frank and Jones Lang LaSalle (collectively, “Broker”). Tenant and Landlord each agrees to defend, indemnify and save the other harmless from and against any Claims arising in breach of its representation and warranty set forth in the immediately preceding sentence.  Landlord shall be solely responsible for the payment of any brokerage commissions to Broker in connection with this Lease pursuant to separate broker agreements.

25.4Entire Agreement

This Lease, Lease Summary Sheet and Exhibits 1-15 attached hereto and incorporated herein contain the entire and only agreement between the parties and any and all statements and representations, written and oral, including previous correspondence and agreements between the parties hereto, are merged herein.  Tenant acknowledges that all representations and statements upon which it relied in executing this Lease are contained herein and that Tenant in no way relied upon any other statements or representations, written or oral. This Lease may not be modified orally or in any manner other than by written agreement signed by the parties hereto, provided that no amendment or modification may be effected by text message, electronic mail or similar communication.

25.5Governing Law; Personal Jurisdiction

This Lease is made pursuant to, and shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts and any applicable local municipal rules, regulations, by-laws, ordinances and the like. Any litigation relating to this Lease shall be brought in the state or federal courts in the Commonwealth of Massachusetts, and each party consents to personal jurisdiction in such courts.

25.6Representations

(a)Tenant hereby guarantees, warrants and represents to Landlord that (i) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (ii) Tenant has and is duly qualified to do business in the state in which the Property is located, (iii) Tenant has full corporate, partnership, trust, limited liability company or other appropriate power and authority to enter into this Lease and to perform all of Tenant’s obligations hereunder, (iv) each person (and all of the persons if more than one signs) signing this Lease on behalf of Tenant is duly and validly authorized to do so;  and (v) neither the execution, delivery or performance of this Lease, nor the consummation of the transactions contemplated hereby, will violate or conflict with any provision of documents or instruments under which Tenant is constituted or to which Tenant is a party.

(b)Landlord hereby guarantees, warrants and represents to Tenant that (i) Landlord is duly incorporated or otherwise established or formed and validly existing under the laws of the Commonwealth of Massachusetts, (ii) Landlord has full corporate, partnership, trust, limited liability company or other appropriate power and authority to enter into this Lease and to perform all of Landlord’s obligations hereunder, (iii) each person (and all of the persons if more than one signs) signing this Lease on behalf of Landlord is duly and validly authorized to do so; and (iv) Landlord is the holder of the leasehold interest in the Premises pursuant to that certain Amended and Restated Master Lease Agreement dated January 1, 2015  by and between MIT 281-295 Albany Street LLC, a Massachusetts limited liability company (the “Master Lessor”), as landlord, and Landlord, as tenant (the “Master Lease”), the Master Lease is in full force and effect and, to Tenant’s knowledge, no default of Landlord or Master Lessor presently exists.

25.7Expenses Incurred by Landlord Upon Tenant Requests

Tenant shall, upon demand, reimburse Landlord for all reasonable expenses, including, without limitation, legal fees, incurred by Landlord in connection with all requests by Tenant for consents, approvals or execution of collateral documentation related to this Lease, including, without limitation, costs incurred by Landlord in the review and approval of Tenant’s plans and specifications in connection with proposed Alterations to be made by Tenant to the Premises or in connection with requests by Tenant for Landlord’s consent to make a Transfer.  Such costs shall be deemed to be additional rent under this Lease.

25.8Survival

Without limiting any other obligation of Tenant which may survive the expiration or prior termination of the Term, all obligations on the part of Tenant to indemnify, defend, or hold Landlord harmless, as set forth in this Lease (including without limitation Section 14.2) shall survive the expiration or prior termination of the Term.

25.9Limitation of Liability

Tenant shall neither assert nor seek to enforce any claim against Landlord or any of the Landlord Parties, or the assets of any of the Landlord Parties, for breach of this Lease or otherwise, other than against Landlord’s interest in the Property, and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord under this Lease.  This Section 25.9 shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord.  Landlord and Tenant specifically agree that in no event shall any officer, director, manager, member, trustee, employee or representative of Landlord or any of the other Landlord Parties ever be personally liable for any obligation under this Lease, nor shall Landlord or any of the other Landlord Parties be liable for consequential, incidental or punitive damages or for lost profits whatsoever in connection with this Lease.

25.10Binding Effect

The covenants, agreements, terms, provisions and conditions of this Lease shall bind and benefit the successors and assigns of the parties hereto with the same effect as if mentioned in each instance where a party hereto is named or referred to, except that no violation of the provisions of Article 13 hereof shall operate to vest any rights in any successor or assignee of Tenant. A facsimile, PDF or other electronic signature on this Lease shall be equivalent to, and have the same force and effect as, an original signature.

25.11Landlord Obligations upon Transfer

Upon any sale, transfer or other disposition of the Building, Landlord shall be entirely freed and relieved from the performance and observance accruing thereafter of all covenants and obligations hereunder on the part of Landlord to be performed and observed, it being understood and agreed in such event (and it shall be deemed and construed as a covenant running with the land) that the person succeeding to Landlord’s ownership of said reversionary interest shall thereupon and thereafter assume, and perform and observe, any and all of such covenants and obligations of Landlord, except as otherwise agreed in writing.

25.12Grants of Interest

Tenant shall not grant any security interest whatsoever in (a) any fixtures within the Premises or (b) any item paid in whole or in part with the TI Allowance without the consent of Landlord.  Tenant shall notify Landlord within ten (10) business days after the filing of any UCC statement relating to Tenant’s Property.

25.13No Air Rights

No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Property, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

25.14Counterparts

This Lease may be executed in two or more counterparts, and by each or either of the parties in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

25.15Financial Information

Tenant shall deliver to Landlord, within thirty (30) days of Landlord’s request therefor, Tenant’s most recently completed balance sheet and related statements of income, shareholder’s equity and cash flows statements (audited if available) reviewed by an independent certified public accountant and certified by an officer of Tenant as being true and correct in all material respects.  Any such financial information may be relied upon by any actual or potential lessor, purchaser, or mortgagee of the Property or any portion thereof. Tenant’s fiscal year is January 1 through December 31. Tenant may change its fiscal year upon written notice to Landlord.

25.16Measurements

Within sixty (60) days following the date Landlord’s Base Building Work is Substantially Completed, Landlord, at Landlord’s sole costs and expense, shall cause the Premises to be measured by an architect selected by Landlord in accordance with the then-current Standard Method of Measurement for Combination Laboratory and Office Buildings (ANSI/BOMA) (or if such standard is not in use or no longer in use, using an industry-standard method of measurement reasonably selected by Landlord).  Upon Landlord’s receipt of such measurement (which measurement shall include reasonable details of the methodology used by the architect performing such measurement), Landlord shall provide same to Tenant for review and approval, which approval shall not be unreasonably withheld, conditioned or delayed.  Within ten (10) business days of Tenant’s receipt of such measurement (including applicable details of measurement as required above), Tenant shall notify Landlord of any discrepancy or objection.  After receipt of any such notice of discrepancy or objection, Landlord shall reasonably cooperate with Tenant to resolve any such discrepancies or objections.  Upon final approval of such measurement by both parties, Landlord and Tenant shall make appropriate adjustments to Base Rent, the TI Allowance and any other provisions of this Lease which are based on the rentable square footage of the Premises.  Such adjustments shall be reflected in an agreement prepared by Landlord confirming such measurements and adjustments to be executed by Landlord and Tenant within ten (10) business days after the final determination of such measurement. In the event either party has paid any amount based on the original rentable square footage of the Premises (39,000 rsf) prior to such measurement, the parties shall retroactively adjust the amounts due to the Commencement Date and parties shall pay or be credited with such payment as applicable.  Tenant shall pay all Rent when due based on the Base Rent and additional rent provided for in this Lease with the Premises consisting of 39,000 rentable square feet until Landlord and Tenant have executed such measurement agreement or Tenant is deemed to have approved such final measurement.  Tenant’s failure to execute and return any such agreement proposed by Landlord, or to provide written objection to the measurement or the statements and/or methodology contained therein, or a draft of such agreement proposed by Landlord, within ten (10) business days after the date of Tenant’s receipt thereof, shall be deemed an approval by Tenant of Landlord’s determination of such measurements and adjustments as set forth therein. Additionally, Landlord and Tenant hereby acknowledge Landlord is currently seeking permits and approvals from the City of Cambridge for Landlord’s Base Building Work, and as a result, the Building dimensions and floor area may change to comply with the Legal Requirements or other requirements of city officials.  If any such changes are implemented or required, Landlord shall have the right to modify Exhibit 2 and the demising boundaries of the Premises, and shall substitute a new Exhibit 2 in place of the Exhibit 2 currently attached hereto.  To the extent any such changes modify the rentable square feet of the Premises, Landlord shall make appropriate adjustments to the Base Rent, the TI Allowance and such other provisions of this Lease which are based on the rentable square footage of the Premises.

25.17OFAC

Tenant warrants and represents as of the date hereof and throughout the Term that it is not owned or controlled, directly or indirectly, by any person or government from countries or other areas that are subject to economic, trade, sectoral, or transactional sanctions imposed by the United States Government, and that neither Tenant nor any of its owners, directors, officers, affiliates, or group companies appears on any lists of known or suspected terrorists, terrorist organizations or other prohibited persons made publicly available or published by any agency of the government of the United States or any other jurisdiction in which Tenant is doing business, including but not limited to the List of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury. Tenant shall notify Landlord immediately if these circumstances change.

25.18Confidentiality

Tenant acknowledges and agrees that the terms of this Lease are confidential.  Disclosure of the terms hereof could adversely affect the ability of Landlord or Landlord’s affiliates to negotiate other leases for real property in the Cambridge, Massachusetts area and may impair Landlord’s relationship with other tenants of the Building.  Tenant agrees that it and its partners, officers, directors, employees, brokers, and attorneys, if any, shall not disclose the terms and conditions of this Lease to any other person or entity, including any media (including social media) or news outlets, without the prior written consent of Landlord, which may be given or withheld by Landlord, in Landlord’s sole discretion, except as required for financial disclosures or securities filings, as required by the order of any court or public body with authority over Tenant, or in connection with any litigation between Landlord and Tenant with respect to this Lease.  It is understood and agreed that damages alone would be an inadequate remedy for the breach of this provision by Tenant, and Landlord shall also have the right to seek specific performance of this provision and to seek injunctive relief to prevent its breach or continued breach.

25.19Security

Tenant acknowledges that security devices and services, if any, while intended to deter crime, may not in given instances prevent theft or other criminal acts. Landlord shall not be liable for injuries or losses caused by criminal acts of third parties, and Tenant assumes the risk that any security device or service may malfunction or otherwise be circumvented by a criminal. If Tenant desires protection against such criminal acts, then Tenant shall, at Tenant’s sole cost and expense, obtain appropriate insurance coverage.  Tenant’s security programs and equipment for the Premises shall be coordinated with Landlord and subject to Landlord’s reasonable approval.

25.20Time

Time is of the essence as to the performance of Tenant’s obligations under this Lease. Except as expressly set forth herein, any time period which ends on a non-business day shall be extended to the first subsequent business day.

25.21WAIVER OF JURY TRIAL

TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LANDLORD AND TENANT ARISING OUT OF THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

25.22Bankruptcy

In the event a debtor, trustee or debtor in possession under the Bankruptcy Code, or another person with similar rights, duties and powers under any other Legal Requirements, proposes to cure any Tenant default under this Lease or to assume or assign Tenant’s interest under this Lease, and is obliged to provide adequate assurance to Landlord that (a) a default shall be cured, (b) Landlord shall be compensated for its damages arising from any breach of this Lease, and (c) future performance of Tenant’s obligations under this Lease shall occur, then such adequate assurances shall include any or all of the following, as designated by Landlord in its sole and absolute discretion: (i) those acts specified in the Bankruptcy Code or other Legal Requirements as included within the meaning of “adequate assurance,” even of this Lease does not concern a shopping center or other facility described in such Legal Requirements; (ii) a prompt cash payment to compensate Landlord for any monetary defaults or actual damages arising directly from a breach of this Lease; (iii) a cash deposit in an amount at least equal to the then-current amount of the Letter of Credit; or (iv) the assumption or assignment of all of Tenant’s interest and obligations under this Lease.

25.23Not Binding Until Executed

This Lease shall have no binding force or effect, shall not constitute an offer or an option for the leasing of the Premises, nor confer any right or impose any obligations upon either party until execution and delivery of this Lease by both parties.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF the parties hereto have executed this Lease as of the Execution Date.

281-295 ALBANY STREET LEASEHOLD LLC, a
Massachusetts limited liability company

LANDLORD:	By:	MIT CAMBRIDGE REAL ESTATE LLC, its manager

	By:	/s/ Seth D. Alexander
	Name:	Seth D. Alexander
	Title:	President, and not individually

TENANT:	Intellia Therapeutics, INC., a Delaware corporation

	By:	/s/ Glenn Goddard
	Name:	Glenn Goddard
	Title:	Executive Vice President and Chief Financial Officer